UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐Soliciting Material Pursuant to §240.14a-12

THE RUBICON PROJECT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Rubicon Project, Inc.
12181 Bluff Creek Drive, 4th Floor
Los Angeles, California 90094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 8, 2020

The annual meeting of stockholders of The Rubicon Project, Inc. (the “company”) will be held on Wednesday, July 8, 2020, at 12:00 noon Pacific time, to consider and act upon the matters described below. In light of the coronavirus (COVID-19) pandemic and the protocols that federal, state and local governments are currently imposing, and out of an abundance of caution and appreciation for our stockholders, this year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the annual meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/293659257 and entering the control number included on the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. You will not be able to attend the annual meeting in person.

1.Election of three Class III directors to serve until the company’s 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.

3.Approval, on an advisory basis, of the compensation of the company’s named executive officers.

4.Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the company’s named executive officers.

5.Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on May 14, 2020 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. You are urged to submit your proxy or voting instructions electronically or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. If you requestED a printed copy of your proxy materials, you may also vote by mail by signing, dating, and returning your proxy card or voting instruction form in the pre-paid envelope provided. Voting now via proxy will not limit your right to change your vote or to attend the Annual Meeting.

By Order of the Board of Directors,

Aaron Saltz Corporate Secretary

Los Angeles, California
May 27, 2020

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including statements based upon or relating to our expectations, assumptions, estimates, and projections. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “anticipate,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions. These statements are not guarantees of future performance; they reflect our current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to:

• the severity, magnitude, and duration of the novel coronavirus pandemic, including impacts of the pandemic and of responses to the pandemic by governments, business and individuals on our operations, personnel, buyers, sellers, and on the global economy and the advertising marketplace;

• our ability to successfully integrate the Telaria business and realize the anticipated benefits of the merger;

• our ability to grow and to manage our growth effectively;

• our ability to develop innovative new technologies and remain a market leader;

• our ability to attract and retain buyers and sellers of digital advertising inventory, or publishers, and increase our business with them;

• our vulnerability to loss of, or reduction in spending by, buyers;

• our reliance on large sources of advertising demand, including demand side platforms (“DSPs”) that may have or develop high-risk credit profiles or fail to pay invoices when due, including as a result of lower ad spending generally and/or general liquidity constraints experienced by buyers resulting from the novel coronavirus pandemic;

• our ability to maintain and grow a supply of advertising inventory from sellers and to fill the increased inventory;

• the effect on the advertising market and our business from difficult economic conditions or uncertainty;

• the freedom of buyers and sellers to direct their spending and inventory to competing sources of inventory and demand;

• our ability to cause buyers and sellers to use our solution to purchase and sell higher value advertising and to expand the use of our solution by buyers and sellers utilizing evolving digital media platforms, including CTV;

• our reliance on large aggregators of advertising inventory, and the concentration of CTV among a small number of large publishers that enjoy significant negotiating leverage;

• our ability to introduce new offerings and bring them to market in a timely manner, and otherwise adapt in response to client demands and industry trends, including shifts in linear TV to CTV, digital advertising shift from desktop to mobile channels and other platforms and from display to video formats and the introduction and market acceptance of Demand Manager;

• uncertainty of our estimates and expectations associated with new offerings, including CTV, header bidding, private marketplace, mobile, video, Demand Manager, and traffic shaping;

• the possibility of lower take rates and the need to grow through increasing the volume and/or value of transactions on our platform and increasing our fill rate;

• our vulnerability to the depletion of our cash resources as a result of the adverse impacts of the novel coronavirus pandemic, or as we incur additional investments in technology required to support the increased volume of transactions on our exchange and to develop new offerings;

• our ability to support our growth objectives with reduced resources from our cost reduction initiatives;

• our ability to raise additional capital if needed and/or renew our working capital line of credit;

• our limited operating history and history of losses;

• our ability to continue to expand into new geographic markets and grow our market share in existing markets;

• our ability to adapt effectively to shifts in digital advertising;

• increased prevalence of ad-blocking or cookie-blocking technologies and the slow adoption of common identifiers;

• the slowing growth rate of desktop display advertising;

• the growing percentage of online and mobile advertising spending captured by owned and operated sites (such as Facebook, Google, and Amazon);

• industry growth rates for ad-supported CTV and the shift in video consumption from linear TV to digital mediums such as CTV and over-the-top ("OTT");

• the adoption of programmatic advertising by CTV publishers;

• the effects, including loss of market share, of increased competition in our market and increasing concentration of advertising spending, including mobile spending, in a small number of very large competitors;

• the effects of consolidation in the ad tech industry;

• acts of competitors and other third parties that can adversely affect our business;

• our ability to differentiate our offerings and compete effectively in a market trending increasingly toward commodification, transparency, and disintermediation;

• requests for discounts, fee concessions or revisions, rebates, refunds, favorable payment terms and greater levels of pricing transparency and specificity;

• our ability to ensure a high level of brand safety for our clients and to detect “bot” traffic and other fraudulent or malicious activity;

• the effects of seasonal trends on our results of operations;

• costs associated with defending intellectual property infringement and other claims;

• our ability to attract and retain qualified employees and key personnel;

• political uncertainty and the ability of the company to attract political advertising spend;

• our ability to identify future acquisitions of or investments in complementary companies or technologies and our ability to consummate the acquisitions and integrate such companies or technologies; and

• our ability to comply with, and the effect on our business of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards.

We discuss many of these risks and additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in filings we have made and will make from time to time with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q for 2020, including our Form 10-Q for the three months ended March 31, 2020. These forward-looking statements represent our estimates and assumptions only as of the date of the report in which they are included. Unless required by federal securities laws, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Without limiting the foregoing, any guidance we may provide will generally be given only in connection with quarterly and annual earnings announcements, without interim updates, and we may appear at industry conferences or make other public statements without disclosing material nonpublic information in our possession. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.

Investors should read this proxy statement and the documents that we reference in this report and have filed or will file with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The Rubicon Project, Inc.
12181 Bluff Creek Drive, 4th Floor
Los Angeles, California 90094

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 8, 2020

This proxy statement is provided in connection with the solicitation of proxies by the board of directors (the “board of directors” or “board”) of The Rubicon Project, Inc. (the “company” or “Rubicon Project”) for use at the Rubicon Project annual meeting of stockholders to be held on Wednesday, July 8, 2020 at 12:00 Pacific time, and at any postponement or adjournment thereof (the “Annual Meeting”). In light of the coronavirus (COVID-19) pandemic and the protocols that federal, state and local governments are currently imposing, and out of an abundance of caution and appreciation for our stockholders, the Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/293659257 and entering the control number included in the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. You will not be able to attend the annual meeting in person.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”) are available on the Internet at www.proxyvote.com.  These materials are also available on our corporate website at http://investor.rubiconproject.com/. The other information on our corporate website does not constitute part of this proxy statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You are invited to attend the Annual Meeting via live webcast, and we request that you vote on the proposals described in this proxy statement as soon as possible. You can vote your shares without attending the Annual Meeting by appointing a proxy to vote your shares as explained below. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting in person, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials only to a limited number of our stockholders. If you are a stockholder of record and you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. If you hold your shares in street name, which means your shares are held of record by a broker, bank, or other nominee, you will receive instructions from your broker, bank, or other nominee on how to vote your shares. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review the information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. You may also participate in and vote at the Annual Meeting by visiting the following website: https://web.lumiagm.com/293659257. See “Matters Related to Virtual Annual Meeting” below for further instructions. Even if you plan to participate in the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about May 27, 2020.

Business to be Conducted at Annual Meeting; Recommendation of Board of Directors

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, properly executed proxies that have not been revoked will be voted in accordance with the recommendations of the board of directors as follows:

•FOR election of each of the Class III directors to serve until the company’s 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified (see “Proposal 1 – Election of Directors”);

•FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 – Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm”);

•FOR approval, on an advisory basis, of the compensation of the company’s named executive officers (see “Proposal 3 —Advisory Vote to Approve the Compensation of our Named Executive Officers”); and

•1 YEAR as the frequency of future advisory votes on the compensation of the company’s named executive officers (see “Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers”).

As to any other business that may properly come before the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matter. Our board of directors does not presently know of any other business that may come before the Annual Meeting.

The company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Matters Relating to Virtual Annual Meeting

Our board of directors annually considers the appropriate format of our annual meeting of stockholders. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, and in light of the novel coronavirus disease, COVID-19, our board of directors believes that hosting a virtual Annual Meeting is in our best interest and the best interest of our stockholders and enables increased stockholder attendance and participation during a time when many travel restrictions are in place and may limit attendance at our Annual Meeting. Furthermore, our board of directors has determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

The live audio webcast of the Annual Meeting will begin promptly at 12:00 noon Pacific time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to login and test your internet-connected device’s audio system. We encourage you to access the meeting in advance of the designated time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

If you want to participate in and vote at the Annual Meeting, you will need will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.

In addition, if you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee, in order to participate in and vote at the Annual Meeting you must first obtain, in advance, from your bank, broker or other nominee, a legal proxy reflecting the number of shares of the Company’s common stock that you held as of the record date, your name and email address, unless you previously obtained a legal proxy from your bank, broker or other nominee. You must then submit a request for registration to AST by email to proxy@astfinancial.com. Requests for registration must be labeled as “Legal Proxy” and be received by AST no later than 5:00 p.m. Eastern Time on June 30, 2020. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to register as far in advance as possible. Proxy holders registered with AST will receive a control number and may access the Annual Meeting as described in the paragraph above for stockholders of record.

Our virtual Annual Meeting allows stockholders to submit questions and comments before and during the Annual Meeting. Stockholders who have accessed the Annual Meeting with a control number may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our rules of procedure for the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting platform with your control number by typing your question in the designated spot on the dashboard and clicking “Submit.” After the Annual Meeting, we will spend up to 15 minutes answering stockholder questions that comply with the rules of conduct for the Annual Meeting, which will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website at http://investor.rubiconproject.com/ soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Voting and Quorum Requirements

On May 14, 2020, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 107,406,428 shares of our common stock, constituting all of our voting stock. Holders of our common stock are entitled to one vote per share. The holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting, present via live webcast or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee (Proposal 1), ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), and approval of the compensation of the company’s named executive officers (Proposal 3). You may vote 1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN with respect to the frequency of future advisory votes on the compensation of the company’s named executive officers (Proposal 4).

This is an uncontested election and our bylaws provide that a director nominee will be elected in an uncontested election only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election, assuming a quorum is present. For the election of directors, shares of our common stock voted ABSTAIN and broker non-votes are not counted as votes cast and, therefore, will not be counted in determining the outcome of a director nominee’s election, but will count for purposes of determining whether a quorum is present.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter, assuming a quorum is present, is required to (i) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), (ii) approve, on an advisory basis, the compensation of the company’s named executive officers (Proposal 3) and (iii) approve the frequency of future advisory votes on the compensation of the company’s named executive officers (Proposal 4). However, if no frequency option receives the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote on Proposal 4, our board of directors will consider the option receiving the highest number of affirmative votes as the preferred frequency option of our stockholders.

For each of Proposals 2, 3 and 4, abstentions are considered shares present and entitled to vote on such matter. For each of Proposals 2 and 3, abstentions will have the same effect as votes AGAINST the matter. For Proposal 4, abstentions will not be counted in determining the outcome of the preferred frequency of stockholder advisory votes on the compensation of the company’s named executive officers.

Votes at the Annual Meeting will be tabulated by a representative of American Stock Transfer & Trust Company, who will serve as the Inspector of Elections. Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Form 8-K to be filed with the SEC and which we will make available on our website at http://investor.rubiconproject.com/.

Broker Discretionary Voting

If you hold your shares in street name through a bank, broker, or other nominee, you should follow the instructions that you receive from your bank, broker, or other nominee regarding steps to take to instruct your bank, broker, or other nominee how to vote your shares. If you do not provide voting instructions, your bank, broker, or other nominee is permitted to use its own discretion and vote your shares only on routine matters. However, for non-routine matters, your bank, broker, or other nominee does not have discretionary authority to vote your shares. The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of the company’s named executive officers (Proposal 3) and the indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of the company’s named executive officers (Proposal 4) are each considered a non-routine matter, so brokers are not permitted to vote your shares with respect to such matters without receiving voting instructions from you. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. If your broker exercises its discretion to vote on Proposal 2 at the Annual Meeting, your shares will be voted on such proposal in the manner directed by your broker, but your shares will constitute “broker non-votes” on each other proposal voted on at the Annual Meeting.

Broker non-votes will not be counted as votes cast with respect to the election of directors (Proposal 1) and, therefore, will not be counted in determining the outcome of a director nominee’s election. For approval, on an advisory basis, of the compensation of the company’s named executive officers (Proposal 3) and approval, on an advisory basis, of the frequency of future of advisory votes on the compensation of the company’s named executive officers (Proposal 4), broker non-votes will not be counted in determining the outcome of those items.

Deadline for Voting

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on June 30, 2020 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Changing or Revoking Your Vote

If you are a stockholder of record you may revoke a previously submitted proxy by (i) delivering a subsequently dated written revocation to our Secretary, (ii) providing subsequent Internet or telephone voting instructions, or (iii) delivering a subsequently dated proxy to our Secretary, in each case, by 11:59 p.m. Eastern Time on July 7, 2020. You may also revoke your proxy by voting at the Annual Meeting. If your shares are held through a bank or broker (i.e., in street name), you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you vote in person or specifically request such revocation. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and Annual Report, to you if you contact us by mail at The Rubicon Project, Inc., 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, Attention: Corporate Secretary or by telephone at (310) 207-0272. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is classified into three classes (designated Class I, Class II and Class III), with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the 2021 annual meeting of the stockholders; three Class II directors, whose terms expire at the 2022 annual meeting of the stockholders; and three Class III directors, whose terms expire at the Annual Meeting, in all cases subject to the election and qualification of their respective successors and to their earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named.

On April 1, 2020, the company completed its merger with Telaria, Inc. (“Telaria”), with Telaria continuing as a wholly owned subsidiary of Rubicon Project. Upon effectiveness of our merger with Telaria, Frank Addante and Lewis W. Coleman resigned from the company’s board of directors, and Paul Caine, Doug Knopper, Rachel Lam and James Rossman, each a Telaria director prior to our merger with Telaria, were elected to the company’s board of directors to serve until their respective successors have been duly elected and qualified, or until any such new director’s earlier death, resignation or removal.

Our process for nominating director candidates is described below under the caption “Director Candidate Nominating Procedures.” Our board of directors, upon the recommendation of the nominating & governance committee, nominated each of Paul Caine, Doug Knopper and Lisa L. Troe to stand for election as Class III directors at the Annual Meeting. Each nominee has indicated his or her willingness to serve if elected, but if he/she is unable or unwilling for good cause to serve, proxies may be voted for a substitute nominee designated by our board of directors or our board of directors may determine to reduce the size of the board. Each nominee, if elected, will hold office until the 2023 annual meeting of stockholders, subject to the election and qualification of his respective successor and to his earlier death, resignation or removal.

The table below lists the nine directors expected to continue in service following the Annual Meeting and their committee assignments. A summary of the background for each nominee and continuing director is set forth after the table. These background summaries include the specific experience, qualifications, attributes, and/or skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our board’s conclusion that the person should serve as a director of the company.

			Committee Assignments
Name	Age(1)	Position	Audit	Compensation	Nominating & Governance	Member Since
Paul Caine	56	Chairman of the Board				April 2020
Michael G. Barrett	57	CEO and Director				March 2017
Robert J. Frankenberg	73	Lead Director		X		April 2014
Sarah P. Harden	48	Director		X		July 2019
Doug Knopper	59	Director		Chair	X	April 2020
Rachel Lam	52	Director	X		X	April 2020
James Rossman	54	Director	X	X		April 2020
Robert F. Spillane	69	Director	X		Chair	April 2014
Lisa L. Troe	58	Director	Chair		X	February 2014

(1)As of May 14, 2020

Director Nominees – Class III

Paul Caine has been a member and Chairman of our board of directors since April 2020. He previously served as the non-executive Chairman of Telaria from January 1, 2020 until April 2020 and as a member of Telaria’s board of directors from June 2014 until April 2020. He served as Telaria’s executive Chairman from July 2017 to December 31, 2019 and Telaria’s Interim Chief Executive Officer from February 2017 to July 2017 and as the non-executive Chairman of the Board from July 2016 to February 2017. Mr. Caine has served as President of On Location Experiences at Endeavor Group Holdings, Inc. since January 2020. Mr. Caine has served as the Chairman and Executive Director of the Board of Engine Group, a global marketing company, since January 2018, and as CEO and Founder of PC Ventures, LLC, an investment and advisory firm since August 2017. Mr. Caine served as the Chief Global Revenue Officer for Bloomberg Media from June 2014 to July 2016. From April 2013 to January 2014 he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S. From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including

Executive Vice President, Chief Revenue Officer and Group President Time Inc. from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style & Entertainment Group from January 2010 to January 2011, and President, Style & Entertainment Group from January 2008 to January 2010. From 2007 to 2011, Mr. Caine served on the board of directors of Nexcen Brands, Inc., a strategic brand management company with a focus on retail franchising, where he served as a member of the audit and governance committees. Mr. Caine received a B.A. in Telecommunications with a minor in Business from Indiana University. Mr. Caine brings to the board expertise in branding and multi-media advertising sales and marketing, as well extensive experience serving on the boards of directors of public and private companies.

Doug Knopper has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board of directors from October 2018 until April 2020. Mr. Knopper is the Co-Founder of FreeWheel Media, Inc. and served as its Co-Chief Executive Officer from February 2007 to September 2017. FreeWheel, which was acquired by Comcast in 2014, provides a technology platform for the management and monetization of digital television advertising. Prior to founding FreeWheel, Mr. Knopper served as the Chief Executive Officer of BitPass Inc. from 2005 to 2007 and as Senior Vice President/General Manager of DoubleClick Inc. from 2000 to 2005. Mr. Knopper received a B.A. from the University of Michigan and an M.B.A from Georgetown University. Mr. Knopper brings to the board deep expertise and business relationships in digital video advertising and CTV, as well as experience founding, building and leading advertising technology companies.

Lisa L. Troe has been a member of our board of directors since February 2014. She is a Senior Managing Director and co-Founder of Athena Advisors LLC, a business advisory firm, a position she has held since January 2014. From October 2005 to December 2013, Ms. Troe was a Senior Managing Director at FTI Consulting, Inc., a global business advisory firm. From January 1995 to October 2005, Ms. Troe served on staff of the SEC’s Pacific regional office, including seven years as an Enforcement Branch Chief and six years as Regional Chief Enforcement Accountant. From November 2018 to September 2019, Ms. Troe served as a director and audit committee chair of TheraCann International Benchmark Corp. In 2007, Ms. Troe served as a member of the Special Litigation Committee of the board of a public gaming industry manufacturing company. From 2003 through 2014, Ms. Troe was a member of the advisory board that functioned for Texas general partnership Avalon Oil Company as the equivalent of a board of directors. Her career includes accounting positions in public and private companies and with a Big Four public accounting firm. Ms. Troe is an NACD Board Leadership Fellow, the highest level of director credentialing by National Association of Corporate Directors, CERT certified in cybersecurity, a member of NACD and a CPA. Ms. Troe brings to the board an extensive background in public company governance and oversight, enterprise risk and crisis management, and public company accounting, financial reporting and disclosure. She has diverse experience with a wide range of industries, allowing her to bring additional perspective to our board.

Incumbent Directors – Class I

Robert J. Frankenberg joined our board of directors in connection with our initial public offering in April 2014. Mr. Frankenberg has owned NetVentures, a management consulting and investment firm focused on the high-tech industry, since 1996. He served on the board of directors of public company Nuance Communications from March 2000 to June 2018. He previously served as a member of the boards of directors of public companies Polycom from October 2013 to September 2016, Wave Systems from December 2011 to June 2015 and National Semiconductor until October 2011. He also serves on the board of Veracity Networks and the Sundance Institute. Prior to its sale in 2004, Mr. Frankenberg chaired Kinzan, a leading provider of Internet services platforms. Mr. Frankenberg was the chairman, president, and CEO of Encanto Networks from June 1997 to July 2000 when the company’s major business was sold to Avaya. Encanto was a leading provider of eBusiness software and services to small business. From April 1994 to August 1996, Mr. Frankenberg was the Chairman/CEO of Novell, a networking software company. Prior to Novell, Mr. Frankenberg was the Vice President & Group General Manager of Hewlett-Packard’s Personal Information Products Group, responsible for HP’s personal computer, server, networking, office software, calculator, and consumer product lines. Mr. Frankenberg joined Hewlett-Packard in 1969 as a manufacturing technician, later became a design engineer, software designer, project manager, engineering and marketing executive, and general manager. He became a corporate vice president in 1990 and general manager of the Personal Information Products Group in 1991. He served in the US Air Force from 1965 to 1969. Mr. Frankenberg previously served on various other boards, including for America OnLine (AOL), and holds several computer design patents. He brings to the board a deep knowledge of software, computer networks and systems, business operations, the technology industry, and public company governance and board service.

Sarah P. Harden joined our board of directors in July 2019. Ms. Harden brings more than two decades of experience in digital media, entertainment and direct-to-consumer video to the Company’s Board. Since January 2018, Ms. Harden has served as the Chief Executive Officer of Reese Witherspoon’s media company Hello Sunshine. Prior to that, Ms. Harden held executive-level positions at Otter Media/The Chernin Group from 2013 to 2018, including President and Executive Vice President. Ms. Harden previously served as board member of privately held ESPN-Star Sports, Star China Media and The Moby Group and as a board director overseeing successful acquisitions and exits of private portfolio companies including Crunchyroll, Fullscreen, Roosterteeth, McBeard, Stagebloc and minority-invested company DLVR. Ms. Harden received her MBA from Harvard Business School and graduated with honors with a B.A. in international relations from The University of Melbourne. Ms. Harden brings to the board extensive experience leading and growing digital video, media and entertainment companies.

James Rossman has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board from January 2011 until April 2020, and served as Chairman of Telaria’s board from August 2012 to May 2013. Mr. Rossman currently serves as an Operating Partner at Silver Lake Partners. From November 2012 to April 2018, he served as Special Advisor to General Atlantic, a global growth equity firm. From April 2009 to June 2012, he served in various roles at AKQA Inc., a digital services company, including President and Chief Operating Officer. From April 2001 to March 2009, Mr. Rossman served in several roles at Digitas, Inc., an integrated advertising agency and a member of the Publicis Groupe, S.A. (as of 2007), including as Chief Operating Officer. Mr. Rossman received a B.A. in economics from Trinity College and an M.M.M. from the Kellogg School of Management at Northwestern University. Mr. Rossman brings significant experience in operating and managing media agencies and advertising technology companies.

Incumbent Directors – Class II

Michael G. Barrett has been a member of our board of directors and has served as our President and Chief Executive Officer since March 2017. He previously served as our President from March 2017 until April 2020. Mr. Barrett has served as the President of Ichabod Farm Ventures LLC, an investment company that he founded, since December 2012. From January 2014 to December 2015, he served as President and Chief Executive Officer of Millennial Media, Inc. From July 2012 to December 2012, Mr. Barrett served as Global Chief Revenue Officer and Executive Vice President at Yahoo! Inc. Prior to Yahoo!, from January 2012 to July 2012, Mr. Barrett served as Director at Google Inc., where he led the integration efforts following Google’s acquisition of AdMeld Inc., a global supply side platform solution for premium publishers. Mr. Barrett previously served as Chief Executive Officer at AdMeld from November 2008 to December 2011. Mr. Barrett also held senior positions at AOL, Fox Interactive Media and Disney Online. Mr. Barrett served on the board of directors of Media Math, a demand-side platform, from January 2013 to April 2020. Mr. Barrett brings to the board extensive experience in digital advertising and advertising technology, as well as significant executive management expertise.

Rachel Lam has been a member of our board of directors since April 2020. She previously served as a member of Telaria’s board since May 2013. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital, an early stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner’s investments in numerous digital media companies, and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam currently serves on the board of directors of The Center for Reproductive Rights as well as nonprofit news organization The City. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley and an M.B.A. from Harvard Business School. Ms. Lam brings to the board extensive experience investing in early and late stage digital media and technology companies, as well experience in banking and mergers and acquisitions.

Robert F. Spillane joined our board of directors in connection with our initial public offering in April 2014. From 1998 to 2017, Mr. Spillane was a Managing Principal at DigaComm, L.L.C., a private investment firm that leads early-stage venture capital transactions, primarily involving companies in technology and digital media. Mr. Spillane was formerly a Principal and President and CEO of the investment group DM Holdings, Inc., which was formed in 1991 to acquire Donnelley Marketing, Inc. from The Dun and Bradstreet Corporation. Donnelley Marketing was a leading direct marketing and information services company. Mr. Spillane served as President and CEO, and on the board of directors of Donnelley Marketing, Inc. Prior to joining DM Holdings, Mr. Spillane was the Executive Vice President of Diamandis Communications, Inc., then a leading consumer magazine publisher, formed in 1987 in a leveraged buyout of CBS Magazines from CBS Inc., and also served as a member of the Diamandis board of directors from 1987 to 1990. Prior to Diamandis, Mr. Spillane held various executive positions with CBS, Inc., including Senior Vice President Group Publisher, Vice President of Circulation, Vice President General Manager of the CBS Special Interest Magazine Group, and Vice President Sales and Marketing of Fawcett Books. His ten-year career at CBS culminated in service from 1985 to 1987 as Senior Vice President, Publishing of CBS Magazines. In that capacity, he was directly responsible for 10 magazines. From 1972 to 1977, Mr. Spillane held various positions with Chesebrough Ponds, Inc. Mr. Spillane also served on the board of directors of TVSM, Inc., a private media company, from 1992-1998. Mr. Spillane brings to the board expertise in the publishing and advertising businesses, as well as significant experience with operations and mergers and acquisitions.

Vote Required for Election of Directors

Our bylaws provide that, in an uncontested election, each director nominee must receive a majority of votes cast in order to be elected to our board of directors. A “majority of votes cast” means the number of shares voted FOR a director nominee exceeds the number of shares voted AGAINST that director nominee. Each of our director nominees currently serves on the board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board as a “holdover director.” Our Corporate Governance Guidelines provide that each incumbent director nominee who is not re-elected is expected to submit to the board his or her resignation from our board of directors and all committees thereof. The nominating & governance committee, composed entirely of independent directors, will evaluate and make a recommendation to the board with respect to any submitted resignation and the board must decide whether to accept or reject the resignation, or to take other action, within 90 days following certification of the stockholder vote. No director may participate in the nominating & governance committee or the board’s consideration of his or her own resignation.

The board of directors recommends a vote “FOR” the election of each of Paul Caine, Doug Knopper and Lisa L. Troe as Class III directors.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2020, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2018. PricewaterhouseCoopers LLP (“PwC”) previously served as our independent registered public accounting firm from 2012 to 2018. Although stockholder approval of the selection of Deloitte is not required by law, our board of directors believes it is advisable as a matter of good corporate governance to give stockholders an opportunity to ratify this selection. If this proposal is not ratified at the Annual Meeting, the audit committee may (but will not be required to) reconsider its selection of Deloitte. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. Representatives of PwC are not expected to be present at the Annual Meeting.

Change of Independent Public Accounting Firm

As previously reported in our Current Report on Form 8-K, dated August 23, 2018 (the “Current Report”) and our 2018 proxy statement, the audit committee, with management’s assistance, conducted a competitive auditor review and selection process in order to select the firm to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The audit committee invited several firms to participate in this review process. As a result of this process, the audit committee made the decision to dismiss PwC as our independent registered public accounting firm on August 17, 2018, and informed PwC that they were dismissed on August 17, 2018.

PwC’s audit reports on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2017 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2017 and the interim period from December 31, 2017 through and including August 17, 2018, there were (i) no disagreements between the company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on our consolidated financial statements for such year or any subsequent interim period through the date of dismissal, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided PwC with a copy of the disclosures we made in the Current Report prior to the time the Current Report was filed with the SEC. We requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Current Report. A copy of PwC’s letter, dated August 23, 2018, was attached as Exhibit 16.1 to the Current Report and confirmed that they agreed with the statements we made in the Current Report.

On August 17, 2018, the audit committee appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2018. During the fiscal year ended December 31, 2017, and the subsequent interim period through August 17, 2018, neither the company nor anyone acting on our behalf consulted with Deloitte on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for audit and other services provided in the last two fiscal years by Deloitte are as follows:

Fee Category	2019	2018
Audit Fees(1)	$932,775	$812,516
Audit-Related Fees(2)	325,289	—
Tax Fees(3)	—	—
All Other Fees(4)	3,790	$3,790
Total	$1,261,854	$816,306

The aggregate fees billed for audit and other services provided in the last two fiscal years by PwC are as follows:

Fee Category	2019	2018
Audit Fees(1)	$—	$292,200
Audit-Related Fees(2)	—	$44,000
Tax Fees(3)	—	—
All Other Fees(4)	—	$4,543
Total	$—	$340,743

(1)Audit Fees cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)Audit-Related Fees cover assurance and related services that are reasonably related to the performance of audit or review of our financial statements and not reported as Audit Fees.

(3)Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns and foreign tax issues.

(4)All Other Fees in 2019 and 2018 related to license fees for accounting research software.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The audit committee will not approve non-audit services that the independent registered public accounting firm is not permitted to perform under the rules of the SEC and Public Company Accounting Oversight Board.

On an annual basis, the independent registered public accounting firm will propose to the audit committee an audit plan and engagement letter describing the services the auditor expects to provide and related fees. The final engagement letter and fees agreed by Rubicon Project acting pursuant to the direction of the audit committee, and all of the services covered by the final engagement letter, will be considered pre-approved by the audit committee.

The audit committee or the Chair of the audit committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, company structure or other matters.

The audit committee has delegated to the Chair of the audit committee the authority to approve on a case-by-case basis any audit or non-audit services, in amounts up to $200,000 (1) per engagement, (2) per additional category of services, or (3) in excess of pre-approved amounts for the specified service. The Chair then reports any services so approved to the audit committee at its next regularly scheduled meeting.

All services rendered for fiscal 2019 and fiscal 2018 were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policies and procedures described above.

Vote Required for Ratification of the Selection of our Independent Registered Public Accounting Firm

Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will be considered as a vote “AGAINST” this proposal.

The board of directors recommends that stockholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the company’s named executive officers subject to the vote is disclosed in the executive compensation tables and the related narrative disclosure contained in this proxy statement.  As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on motivating employees through performance-based variable compensation while ensuring that executives are strongly aligned with the creation of long-term value for stockholder principles.  Compensation of the company’s named executive officers is designed to enable the company to attract and retain talented and experienced executives to successfully lead the company in a competitive environment.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required for Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.

The board of directors recommends that stockholders vote “FOR” the APPROVAL, ON AN ADVISORY BASIS, OF the compensation of the company’s named executive officers.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act also enable the company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the company should solicit a non-binding, advisory vote on the compensation of the company’s named executive officers as disclosed in the company’s proxy statement (a “Say-on-Pay” vote). Accordingly, the company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote.

The board of directors believes that an annual advisory vote on the compensation of the company’s named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

While the board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis.  Because we value the opinions of our stockholders, the board of directors and our compensation committee will consider the outcome of the Say-on-Frequency vote when determining the frequency by which we will hold Say-on-Pay votes in the future.

Vote Required for Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

Under our bylaws, approval, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. However, if no frequency option receives the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote on Proposal 4, our board will consider the option receiving the highest number of affirmative votes as the preferred frequency option of our stockholders. Abstentions will have no effect on the outcome of Proposal 4.

The board of directors recommends that stockholders vote “1 YEAR” AS the frequency of FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED executive OFFICERS.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of our business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines which direct our board’s actions with respect to, among other things, the composition and director qualifications of our board of directors, the composition of the standing committees of our board of directors, director orientation and continuing education, stockholder communications with our board of directors, succession planning and the annual performance evaluation of our board of directors. A current copy of our Corporate Governance Guidelines is available on our website at http://investor.rubiconproject.com.

Director Independence

Our common stock is listed on the New York Stock Exchange, which requires that a majority of a listed company’s board of directors be independent. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating/corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if the board of directors affirmatively determines that the director has no material relationship with the company.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has any material relationships with us. As a result of this review, our board of directors has determined that Mr. Frankenberg, Ms. Harden, Mr. Knopper, Ms. Lam, Mr. Rossman, Mr. Spillane and Ms. Troe are independent directors as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange for purposes of service on the board of directors and its committees. Mr. Barrett is not considered independent because he currently serves as our Chief Executive Officer. Mr. Caine is not considered independent due to his previous service as Executive Chairman and Interim Chief Executive Officer of Telaria.  In addition, our board of directors previously determined that Lewis W. Coleman and Sumant Mandal qualified as independent directors under the applicable rules of the New York Stock Exchange during their service on our board of directors in 2019 through the applicable dates of their resignation. Frank Addante was not considered independent under the applicable rules the New York Stock Exchange during his service on our board of directors in 2019 due to his prior service as our Chief Executive Officer.

Audit committee members must also satisfy the additional, heightened independence criteria set forth in Rule 10A-3 under the Exchange Act, which provides that a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Our board of directors has determined that each of our audit committee members satisfies these heightened independence criteria.

Members of our compensation committee must also satisfy the additional, heightened independence criteria set forth under Rule 10C-1 of the Exchange Act and under the rules and regulations of the New York Stock Exchange. In determining independence for these purposes, a listed company’s board of directors must consider: (i) the source of all compensation paid by the company to a director serving on the compensation committee, other than compensation for serving on the board, including any consulting, advisory or other fees; and (ii) whether the director is an affiliated person of the listed company, any of its subsidiaries or any affiliate of a subsidiary. Our board of directors has determined that each of our compensation committee members satisfies these heightened independence criteria.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors will determine in its discretion from time to time whether the roles of Chairman and Chief Executive Officer should be combined or separated. Our board believes that strong, independent board leadership is a critical aspect of effective corporate governance, and to promote open discussion among our non-management directors, our Corporate Governance Guidelines provide that, when the Chairman is a non-independent director, the independent directors will designate an independent director to act as Lead Director.

In April 2020, upon the completion of our merger with Telaria, Mr. Caine was appointed as Chairman of the board. The responsibilities of the Chairman include: (1) leading and presiding at board meetings; (2) assisting in establishing the agenda for each board meeting, with input from the Lead Director, as appropriate; (3) conferring regularly with CEO and consulting with the CEO regarding board meeting schedules and agendas; (4) presiding at executive sessions of the Board, other than sessions consisting solely of independent directors; (5) consulting with committees of the board on matters within the scope of their responsibilities; (6) facilitating communications between directors and between directors and senior management; (7) providing feedback between the CEO and directors regarding strategic issues, board management, and potential conflicts; (8) working with appropriate committees of the board to ensure adequate CEO and senior management succession plans are in place; and (9) being available for consultation and communication with major stockholders upon request.

Pursuant to our bylaws, until April 1, 2022, Mr. Caine will serve as Chairman of the board so long as he continues to serve as a member of the board of directors. If Mr. Caine ceases to be a member of the board of directors prior to April 1, 2022, then the board of directors, acting by the affirmative vote of both a majority of the then-serving Rubicon Project continuing directors and a majority of the then-serving Telaria continuing directors (each as further described below under “—Board Size and Composition”), will elect one of its members to be the Chairman of the board.

Because Mr. Caine is not deemed independent, Robert J. Frankenberg has been appointed and currently serves in the role of Lead Director. The responsibilities of the Lead Director include: (1) presiding at meetings of independent directors; (2) if the Chairman is not present, presiding at board meetings and executive sessions of the board; (3) providing input to the CEO and Chairman with respect to the board agenda and schedule; (4) serving as liaison between the independent directors and the Chairman and/or Chief Executive Officer on sensitive matters; (5) being available for consultation and communication with major stockholders upon request; (6) calling meetings of independent directors; and (7) serving as designated director for reviewing stockholder communications.

Board Size and Composition

Our board of directors consists of nine members. Pursuant to our bylaws, our board of directors will continue to consist of nine directors until at least April 1, 2022, the second anniversary of the completion of our merger with Telaria.

Until April 1, 2022, our board of directors will be comprised of four Rubicon Project continuing directors (currently, Robert J. Frankenberg, Sarah P. Harden, Robert F. Spillane and Lisa L. Troe) (or, in the event of a vacancy among the Rubicon Project continuing directors, a replacement Rubicon Project continuing director proposed by a majority of the remaining Rubicon Project continuing directors), each of whom shall meet the independence standards of the New York Stock Exchange, four Telaria continuing directors (currently, Paul Caine, Doug Knopper, Rachel Lam and James Rossman) (or, in the event of a vacancy among the Telaria continuing directors, a replacement Telaria continuing director proposed by a majority of the remaining Telaria continuing directors), at least three of whom shall meet the independence standards of the New York Stock Exchange and our chief executive officer.

Ms. Harden, who was appointed to our board of directors in July 2019, was initially identified as a potential director candidate by an independent director search firm that was engaged by the nominating & governance committee.

Board and Committee Meetings

In 2019, our board of directors met 12 times, the audit committee met 4 times, the compensation committee met 5 times, and the nominating & governance committee met 6 times. During 2019, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served during the time in which he or she served on our board of directors.

Our Corporate Governance Guidelines call for us to schedule annual meetings of stockholders to coincide when possible with one of the four regular quarterly board meetings. Directors are expected to attend the annual stockholders’ meeting absent unusual circumstances. All of our directors at the time of the 2019 annual meeting attended the 2019 annual meeting.

Board Committees

Our board of directors has established three standing committees – audit, compensation, and nominating & governance – each of which operates under a written charter that has been approved by our board. Committee membership is indicated in the table above. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.rubiconproject.com. Each committee reviews and evaluates, at least annually, the performance of the committee and its members and the adequacy of its charter.

Audit Committee

The audit committee is responsible for, among other things, providing assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of our financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and our independent registered public accounting firm, and our financial policy matters. The audit committee approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices and systems of internal control over financial reporting, as applicable. The audit committee also oversees the audit efforts and confirms the independence of our independent registered public accounting firm. Our board of directors has determined that each member of our audit committee satisfies SEC requirements for independence and the independence and financial literacy requirements of the New York Stock Exchange, and that Ms. Troe qualifies as an “audit committee financial expert,” as defined in the SEC rules.

Compensation Committee

The compensation committee is responsible for, among other things, overseeing our overall compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews, and, except with respect to his own compensation, based on the recommendation of the Chief Executive Officer, determines any employment-related agreements and any proposed severance arrangements or change in control or similar agreements with these officers. The compensation committee also administers the issuance of equity awards under our stock plans and is permitted to delegate such responsibility to our Chief Executive Officer with respect to employees other than executive officers. The compensation committee has delegated to our Chief Executive Officer authority to approve equity awards, subject to the following limitations: (1) no awards may be granted by the Chief Executive Officer to himself or herself, or to members of the board of directors or any executive officer; (2) no individual may be granted more than 100,000 shares in the aggregate in any rolling 365-day period; (3) no more than 250,000 shares may be granted in the aggregate to all recipients in any calendar quarter, or 1,000,000 shares in the aggregate in any calendar year; and (4) awards must be made on standard terms (e.g., four-year vesting) pursuant to the company’s standard award documents. The compensation committee is also responsible for the preparation of a report on executive compensation, when and as required by the SEC rules, to be included in our Annual Report and annual proxy statement. Our board of directors has determined that each member of our compensation committee satisfies the requirements for independence under the rules and regulations of both the New York Stock Exchange and the SEC, and is a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, at the Company’s expense. Since December 2014, the compensation committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) annually to act as its independent compensation consultant. During 2019, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy provides analysis and advice regarding our executive compensation practices, including with respect to the amount and form of executive and non-employee director compensation. A representative of Semler Brossy attends meetings at which the compensation committee undertakes significant review of, and/or action with respect to, executive officer or non-employee director compensation. Semler Brossy also consults regularly with the chair of the compensation committee. Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and New York Stock Exchange rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Nominating & Governance Committee

The nominating & governance committee is responsible for, among other things, developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or reelection to the board of directors at each annual stockholders’ meeting. In addition, the nominating & governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The nominating & governance committee also is responsible for making recommendations to the board of directors concerning the structure, composition and function of the board of directors and its committees. Our board of directors has determined that each member of our nominating & governance committee satisfies the requirements for independence under the rules and regulations of the New York Stock Exchange.

Director Candidate Nominating Procedures

The process followed by the nominating & governance committee to identify and evaluate director candidates includes requests for recommendations (which may include through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by board members. In 2019, the Nominating Committee engaged an independent director search firm to assist in identifying and evaluating director candidates. The firm aided the Committee in identifying and corresponding with potential director candidates, evaluating the candidates’ credentials, and facilitating conversations between potential director candidates and management and other members of our Board. In identifying and evaluating director candidates and determining whether to nominate any particular candidate, the nominating & governance committee considers the director candidates’ specific experience, qualifications, attributes and skills, together with the following general characteristics and qualifications, which are set forth in our Corporate Governance Guidelines:

•highest personal and professional ethics, integrity, and values;

•independent, creative, and disciplined thought processes;

•practical wisdom and mature judgment;

•broad training and experience at the policy-making or strategic level;

•a record of achievement and expertise that is useful to the company and complementary to the background and experience of other board members, so that a useful balance of members on the board can be achieved and maintained;

•willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

•commitment to serve on the board over a period of several years to develop knowledge about the company;

•unless management directors, independence under relevant standards; and

•diversity of occupational and personal backgrounds among the members of the board.

While the nominating & governance committee does not have a formal policy regarding board diversity, it is a factor that the nominating & governance committee takes into account in identifying director nominees. The nominating & governance committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the board’s operations and decision-making, and assesses board diversity, among other things, in its periodic assessment of the composition, operation, and effectiveness of the board.

The nominating & governance committee does not assign specific weights to particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate our board’s fulfillment of its responsibilities.

Stockholders may recommend individuals to the nominating & governance committee for consideration as potential director candidates and inclusion in our proxy statement for the 2021 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, The Rubicon Project, Inc., 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094.

Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating & governance committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for other candidates. If our board determines to nominate a stockholder-recommended candidate, then his or her name will be included in our proxy materials, including our proxy card, for the 2021 annual meeting of stockholders.

Board Evaluation Process

Our board of directors and each of our standing committees conducts an annual self-evaluation to assess its performance. Each director participates in these evaluations and our Chairman or Lead Director, as applicable, and the Chair of the nominating & Governance committee then review and discuss the results with the full board. In addition, as part of the process of considering directors for re-election to the board, individual directors are annually informally evaluated by the nominating & governance committee on the basis of their attendance at meetings and their preparedness, participation, candor and overall contribution to the board, as well as other criteria that the nominating & governance committee deems appropriate.

Communicating with the Independent Directors

Stockholders and other interested parties who wish to communicate on any topic with our board, or with a specific director or directors, including the Chairman or the independent directors as a group, may address such communications to our board of directors c/o Corporate Secretary, The Rubicon Project, Inc., 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094.

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel and Chief Financial Officer, is primarily responsible for reviewing communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. In accordance with the procedures outlined in Rubicon Project’s Corporate Governance Guidelines, communications (or summaries thereof) that relate to corporate governance, long-term corporate strategy, and other important substantive matters should be forwarded to the other directors, unless there is a compelling reason not to forward such communications. In general, the director who reviews such communications may decline to forward communications that relate to ordinary business affairs or personal grievances, or are repetitive or duplicative, unless there is a compelling reason to forward such communications.

Board’s Role in Risk Oversight

Our board of directors exercises oversight of risk management consistent with its duty to direct the management of the business and affairs of the company. The audit committee, pursuant to its charter, is responsible for reviewing company practices with respect to risk assessment and risk management. The audit committee works directly with members of senior management and the company’s internal audit staff to fulfill this responsibility and reports as appropriate to our board. Our board’s other committees also participate in risk oversight by considering risk aspects of matters within the scope of their responsibilities.

Oversight of risk is also effected by our board as a whole in various ways.

•The board reviews the structure and operation of various departments and functions of the company. In those reviews, the board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•The board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•In its review and approval of our Annual Reports on Form 10-K, the board reviews and discusses with management the company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The audit committee conducts a similar process quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

•When the board reviews particular transactions and initiatives that require board approval as a legal matter, or that otherwise merit board involvement, the board generally includes related risk analysis and mitigation plans among the matters addressed with management.

•The board or audit committee meet quarterly with our internal or external cybersecurity resources to review the efficacy of our cybersecurity risk initiatives and related policies and procedures. Lisa Troe, our audit committee chair, also has a certificate in cybersecurity oversight from the Software Engineering Institute at Carnegie Mellon University.

The day-to-day identification and management of risk is the responsibility of the company’s management. As the market environment, industry practices, regulatory requirements, and the company’s business evolve, it is expected that management and our board will respond with appropriate adaptations to risk management and oversight.

Our board believes that the process it has established to administer the board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the board’s leadership structure described above under “Board Leadership Structure.”

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance. This risk assessment process also includes a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although the compensation committee reviews all significant compensation programs, it focuses on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The full text of our Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.rubiconproject.com. We intend to post any amendment to our Code of Business Conduct and Ethics, and any waivers of the Code for directors and executive officers, on the same website to the extent required by rules adopted by the SEC and the New York Stock Exchange.

Policy Against Hedging and Pledging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and certain employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts and calls. The policy also prohibits short sales of our securities and purchases or sales of puts or calls for speculative purposes.

Compensation Committee Interlocks and Insider Participation

Ms. Harden and Messrs. Coleman, Frankenberg, Mandal, and Spillane served on the company’s compensation committee during the last completed fiscal year. Ms. Harden’s service on the compensation committee commenced in July 2019. Mr. Mandal’s service on the compensation committee ended with his resignation from the company’s board in May 2019. Mr. Coleman’s service on the compensation committee ended with his resignation from the company’s board of directors in April 2020 in connection with the effectiveness of our merger with Telaria. None of the members of the compensation committee is or has at any time been an officer or employee of Rubicon Project. There are no interlocking relationships (and there were no such interlocking relationships during 2019) between the Rubicon Project board, executive officers or the compensation committee and the Rubicon Project board, executive officers or the compensation committee of any other company.

DIRECTOR COMPENSATION

Each member of our board of directors who is not employed by us or any of our subsidiaries, referred to as a non-employee director, is compensated for service on our board through a combination of annual cash retainers and equity awards. For purposes of our director compensation program, a non-employee director is a member of our board who is not, and has not been within the previous 180 days, either an employee of ours or any of our subsidiaries or a consultant performing material services to us or any of our subsidiaries. In order to align the interests of non-employee directors and stockholders, equity awards constitute a majority of total director compensation.

Directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, such as attendance at board or committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, and they receive coverage under a director and officer insurance policy that we maintain.

2020 Market Assessment and Post-Merger Compensation Program

In early 2020, in connection with the pending merger with Telaria, the Committee engaged Semler Brossy to perform a comprehensive review of non-employee director pay to ensure the programs were competitive and reflective of the larger, combined company going forward. Upon the close of the merger in April 2020, the following changes were made: the membership cash retainer was increased to $50,000 (from $30,000) and the Chairman retainer for Mr. Caine’s role as non-employee Chairman was established at an additional $50,000 for his leadership role.

In April 2020, in connection with planned cost cutting initiatives, and to align with the CEO’s temporary reduction in base salary, the board member cash retainer was temporarily reduced by 30%.

Annual Cash Fees

For 2019, directors received annual cash retainer fees as described in the table below for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service.

Position	Retainer ($)
Board Member	30,000(1)
Audit Committee Chair	20,000
Compensation Committee Chair	12,500
Nominating & Governance Committee Chair	7,500
Audit Committee Member	10,000
Compensation Committee Member	5,000
Nominating & Governance Committee Member	3,500
Lead Director	15,000

(1)As noted above, effective April 1, 2020 the board member cash retainer was increased to $50,000.

Equity Awards

For 2019, equity compensation for non-employee directors consisted of (i) an initial equity award with a calculated value of $375,000 for each newly-elected or appointed non-employee director, and (ii) annual awards with a calculated value of $125,000. For 2019, equity awards for directors consisted solely of restricted stock units covering a number of shares determined by dividing the calculated value of the award by the closing price of a share of our common stock on the grant date.

The initial equity award is granted on the date of appointment to the board or attainment of non-employee director status, unless the board or compensation committee specified another issuance date. Annual equity awards are issued on the date of each annual meeting or the date of attainment of non-employee director status. If no intervening annual meeting has been held, annual equity awards will be granted on a date specified by the compensation committee that is at least 30 calendar days after the first anniversary of the prior year’s annual meeting. The first annual award for non-employee directors who join the board at any time other than the date of an annual meeting is subject to proration for the partial year of service ending on the date of the next annual meeting.

Initial equity awards vest, subject to continued board service, in three equal annual increments, on the first, second, and third anniversaries of the date of commencement of board service or attainment of non-employee director status or, if earlier, upon (but effective immediately prior to) the occurrence of a change in control of Rubicon Project. Annual equity awards vest, subject to continued board service, on the first anniversary of the date of grant (or, if no intervening annual meeting has been held, annual equity awards will vest on the second anniversary of the prior year’s annual meeting) or, if earlier, upon the occurrence of either (1) a change in control of Rubicon Project (effective immediately prior thereto) or (2) the first regular annual meeting occurring in the year immediately following the year in which such annual equity awards were granted. In addition, if a non-employee director ceases board service for any reason other than removal for cause before vesting in full of equity awards, then the director’s awards vest with respect to a pro-rata portion of the underlying shares (up to but not exceeding the number of unvested shares remaining subject to such awards) determined based upon the period of board service. Vesting of equity awards will cease, and unvested equity awards will lapse, upon a recipient’s removal for cause from board service.

Director Equity Retention Guidelines

Under equity retention guidelines implemented by the board in April 2016, each director is required to accumulate within five years from the later of the date the guidelines were implemented and the date of commencement of service for a new director, and thereafter to retain for the duration of board service, an amount of equity equal to five times the director’s base board cash compensation. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the director or beneficially owned by the director by virtue of being held by a member of the director’s immediate family members residing in the same household or in a trust for the benefit of the director or his or her immediate family residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested restricted stock units) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options (but not unvested stock options); and (5) unvested time-based restricted shares (or restricted stock units). Until the minimum level of company equity is achieved, a director is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

2019 Director Compensation Table

The following table sets forth all compensation provided to our non-employee directors for 2019. The compensation for Mr. Barrett, our Chief Executive Officer, is described in the “Executive Compensation” section below. Mr. Barrett did not receive any compensation for his services as a director in 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)(3)	Option Awards ($)(4)	Total ($)
Frank Addante(5)	30,000	167,987	—	197,987
Lewis W. Coleman	45,000	125,001	—	170,001
Robert J. Frankenberg	67,250	125,001	—	192,251
Sarah P. Harden(6)	17,500	480,003	—	497,503
Sumant Mandal(7)	15,938	—	—	15,938
Robert F. Spillane	42,500	125,001	—	167,501
Lisa L. Troe	53,500	125,001	—	178,501

(1)Consists of annual board retainer and fees for service as a committee chair, committee member, or Lead Director, as the case may be. See the narrative disclosure above for a description of such fees.

(2)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the non-employee directors during the applicable fiscal year computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2019 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K (and the assumptions for awards granted prior to 2019 are set forth in the corresponding notes in the Annual Report on Form 10-K for the applicable fiscal year). The reported amounts do not necessarily reflect the value that may be realized by the executive with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

(3)Stock awards consist of an annual award of 19,562 restricted stock units issued on May 15, 2019 to each director, other than Ms. Harden and Mr. Mandal, with an aggregate grant date fair market value as described in footnote 2 of $125,001. On February 15, 2019, Mr. Addante was granted a pro-rated annual equity award of 8,737 restricted stock units. On July 1, 2019, Ms. Harden was granted an initial equity award of 56,647 restricted stock units and a pro-rated annual equity award of 15,861 restricted stock units in connection with her appointment to the board. As of December 31, 2019, the aggregate number of shares of our common stock covered by unvested stock awards held by each of our non-employee directors was as follows:

Frank Addante	19,562
Lewis W. Coleman	19,562
Robert J. Frankenberg	19,562
Sarah P. Harden	72,508
Sumant Mandal	—
Robert F. Spillane	19,562
Lisa L. Troe	19,562

(4)As of December 31, 2019, the aggregate number of shares of our common stock covered by stock options held by each of our non-employee directors was as follows:

Frank Addante	183,464
Lewis W. Coleman	65,633
Robert J. Frankenberg	86,500
Sarah P. Harden	—
Sumant Mandal	—
Robert F. Spillane	86,500
Lisa L. Troe	86,500

(5)Mr. Addante became a non-employee director effective December 27, 2018.

(6)Ms. Harden was appointed to the Board effective July 1, 2019.

(7)Mr. Mandal resigned from the Board effective May 15, 2019.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The audit committee of Rubicon Project’s board of directors is composed of four members and acts under a written charter that has been approved by Rubicon Project’s board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with Rubicon Project’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board and the SEC.

The audit committee has also received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Management is responsible for the company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. Deloitte is responsible for the audit of the consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes and procedures.

The audit committee’s meetings facilitate communication among the members of the audit committee, management, the internal auditors, and Deloitte. The audit committee separately met with each of the internal auditors and Deloitte, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Rubicon Project’s internal controls. The audit committee also met separately with management.

Based on its discussions with management and the independent accounting firm, and its review of the representations and information provided by management and Deloitte, the audit committee recommended to Rubicon Project’s board of directors that Rubicon Project’s audited financial statements for the fiscal year ended December 31, 2019 be included in Rubicon Project’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 27, 2020.

By order of the audit committee of the board of directors of Rubicon Project,

AUDIT COMMITTEE*

Lisa L. Troe, Chair Lewis Coleman Robert Frankenberg

* The directors listed above were members of the audit committee at the time of the filing of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The current members of the Audit Committee include Ms. Troe (Chair), Mr. Spillane, Mr. Rossman and Ms. Lam.

The preceding Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference into a filing under either of such Acts. The Report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Exchange Act.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of April 1, 2020.

Name	Age	Position
Michael G. Barrett	58	Chief Executive Officer and Director
Mark Zagorski	50	President and Chief Operating Officer
David L. Day	58	Chief Financial Officer
Thomas Kershaw	52	Chief Technology Officer
Aaron Saltz	39	General Counsel and Corporate Secretary
Eve Filip	40	General Counsel, Commercial & Privacy
Joseph Prusz	42	Chief Revenue Officer
Adam Soroca	47	Head of Global Buyer Team
Blima Tuller	41	Chief Accounting Officer

Michael G. Barrett. See “Proposal 1: Election of Directors” for Mr. Barrett’s biography.

Mark Zagorski has served as our President and Chief Operating Officer since April 1, 2020. Mr. Zagorski previously served as Telaria’s Chief Executive Officer and a member of Telaria’s board from July 2017 to April 2020. From December 2010 until its acquisition by the Nielsen Company in March 2015, he served as Chief Executive Officer of eXelate Inc., a leading data management and analytics platform, and continued to manage the eXelate business as Executive Vice President, Nielsen Marketing Cloud through June 2017. Mr. Zagorski served as the Chief Revenue Officer of eXelate from April 2008 to 2010. Prior to that, from January 2005 to April 2008, he served as Chief Marketing Officer of MediaSpan, a provider of digital content management and online marketing and advertising solutions for media companies. In 1999, Mr. Zagorski helped launch WorldNow, a media platform enabling TV broadcasters to distribute and manage online content across digital platforms, and served as its President from February 2002 to December 2004. Mr. Zagorski holds a B.S. in finance from Gannon University and an M.B.A. from the University of Rochester’s Simon School of Business.

David L. Day has served as our Chief Financial Officer since May 2016 and served as our Chief Accounting Officer from March 2013 to August 2017. From May 2011 to March 2013, Mr. Day served as the Chief Accounting Officer at ReachLocal, Inc., a public company servicing small and medium-sized businesses as their digital ad agency. Prior to that, Mr. Day provided finance and accounting-related consulting services to technology and telecommunications companies and was co-founder of SignJammer Corporation, a start-up in the out-of-home advertising market, from 2008 to 2011. His career also includes experience as Vice President of Finance for Spot Runner, a technology-based ad agency for small and medium-sized business, Senior Vice President of Finance for Yahoo! Search Marketing, Senior Vice President of Finance and Corporate Controller of Overture, and public accounting experience with PricewaterhouseCoopers and Arthur Andersen.

Thomas Kershaw has served as our Chief Technology Officer since October 2016. Previously, Mr. Kershaw served as Director of Product Management of Google, a multinational technology company specializing in Internet-related services and products, from March 2013 to October 2016, and Senior Vice President and General Manager of the Iconectiv business unit of Ericsson, a communications technology company, from March 2008 to March 2013. Mr. Kershaw has also held executive positions at VeriSign, Clarent Corporation and Unisys, and was Chief Technical Officer of SS8 Networks.

Aaron Saltz has served as our General Counsel and Corporate Secretary since April 2020. Previously, Mr. Saltz served as General Counsel of Telaria from November 2015 to April 2020 and as Vice President, Associate General Counsel from January 2013 to October 2015. Prior to Telaria, Mr. Saltz worked as an attorney in the mergers & acquisitions department of Skadden, Arps, Slate, Meagher & Flom LLP from 2005 to 2013.. Mr. Saltz holds a B.A. from Cornell University and a J.D. from the Harvard Law School.

Eve Filip has served as our General Counsel, Privacy and Commercial, since April 1, 2020, and served as our Co-General Counsel and Chief Privacy Counsel from June 2018 to April 2020, and as our Data Protection Officer from June 2017 to December 2018. She previously served as our Deputy General Counsel – Commercial from March 2015 to June 2018. Prior to joining the company, Ms. Filip served as Assistant General Counsel at Sony Pictures Entertainment, an American entertainment company that produces, acquires, and distributes filmed entertainment through multiple platforms, from April 2014 to February 2015 and as Senior Counsel from July 2011 to April 2014. Ms. Filip also served as Vice President, Associate General Counsel at Ascent Media Group, a company that provides end-to-end media and technology services for the creation, management, and distribution of media content, from July 2007 to May 2011. Prior to such time, Ms. Filip worked as an attorney in the corporate department of Fried, Frank, Harris, Shriver & Jacobson LLP from September 2004 to June 2007. Ms. Filip is a registered in-house counsel in the State of California.

Joseph Prusz has served as our Chief Revenue Officer since December 2017 and is responsible for maintaining and growing our revenue stream across all formats, channels, and inventory types. Prior to that, since joining the company in September 2008, Mr. Prusz had various roles of increasing responsibility in our sales department, including leading the Americas region and being Head of Mobile.

Adam Soroca has served as our Head of Global Buyer Team since our acquisition of nToggle, Inc. in July 2017. Mr. Soroca co-founded nToggle in September 2014 and served as its Chief Executive Officer and a member of the board of directors until nToggle’s sale to the company. Prior to founding nToggle, Mr. Soroca was the chief product officer at Millennial Media (via acquisition of Jumptap) from November 2013 to July 2014, where he oversaw the global product and operations teams. Prior to Millennial Media, from June 2005 to November 2013, Mr. Soroca was the chief product officer and a founding leadership team member at Jumptap, the leading mobile programmatic and audience platform. Mr. Soroca serves as an advisor at CoachUp, Inc., viisights and Chalk Digital. He pioneered bringing both audience data (DMP) and programmatic capabilities (DSP) to the mobile industry. He is a digital advertising entrepreneur and inventor, holding over 90 awarded patents spanning mobile advertising and search techniques.

Blima Tuller has served as our Chief Accounting Officer since August 2017. Prior to joining the company, Ms. Tuller was Chief Financial Officer of Liberman Broadcasting, Inc., a Spanish-language broadcaster, from July 2012 to July 2017. Liberman Broadcasting filed for protection under Chapter 11 of the United States Bankruptcy Code in November 2018. She was previously at MRV Communications Inc., a publicly traded technology company, where she served as Vice President, Finance from 2009 to 2011 and as Director of Finance from 2008 to 2009. From 2006 to 2008, Ms. Tuller served as Vice President of Finance and Chief Accounting Officer of QPC Lasers, Inc., a start-up manufacturer and distributor of semiconductor lasers. Prior to joining QPC Lasers, Inc., Ms. Tuller was Vice President of Finance of Ameripath, Inc.’s Esoteric Division, an anatomic pathology laboratory and esoteric testing services provider, and served as Director of Finance and Director of Internal Audit of Specialty Laboratories, a clinical reference laboratory acquired by Ameripath, Inc., from 2003 to 2006. From 1998 to 2003, Ms. Tuller held a positions of increasing responsibility at the public accounting firms of Arthur Andersen LLP and KPMG LLP.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we had for 2019 with our “named executive officers,” as determined under the rules of the SEC and identified in the following table.

Name	Position
Michael G. Barrett	Chief Executive Officer
David L. Day	Chief Financial Officer
Thomas Kershaw	Chief Technology Officer
Adam L. Soroca	Head of Global Buyer Team
Joseph R. Prusz	Chief Revenue Officer

Executive Summary

Financial and Business Highlights. In 2019, we continued to demonstrate strong financial and strategic operational performance, building upon significant work in re-calibrating the business in 2017 and 2018. Notable results include:

• Increased revenue by over +25% to $156.4M (compared to $124.7M in 2018);

• Improved our profitability and expanded our margins, including a significant increase in our adjusted EBITDA to $25.7M (compared to. an adjusted EBITDA loss $11.2M in 2018); and

• Executed several strategic initiatives, including enhancing our Supply Path Optimization (SPO), delivering revenues from our Demand Manager pre-bid tool, and completing the merger with Telaria (closed on April 1, 2020), a leading provider of CTV technology, creating what we believe is the world’s largest independent sell-side advertising platform, offering a single partner for transacting CTV, desktop display, video, audio, and mobile inventory across all geographies and auction types.

Compensation Highlights. Our compensation programs are designed to support creation of stockholder value while maintaining our ability to recruit and retain personnel. For 2019, the compensation committee took the following actions:

• Approved annual cash incentive payouts at 118.3% of target based on the company’s performance against pre-determined revenue and adjusted EBITDA less capital expenditures, referred to as capex, financial targets tied to our budget and operating plan;

• Did not make any changes to base salary or target cash incentives opportunities for any named executive officer;

• Approved annual long-term incentive grant values that were closer to competitive market levels after making annual grants in 2018 and 2017 that were low versus competitive market long-term incentive levels;

• Changed the compensation peer group by removing larger peers and replacing with smaller companies; the resulting group better reflected Rubicon Project’s revised revenue growth trajectory and market valuation with median 2018 revenues of $186 million (down from $255 million) and a median market capitalization of $690 million (down from $1.1 billion); and

• Designed and implemented a performance-based equity program for the CEO’s grant in 2020 based on three-year relative total shareholder return (TSR) against the Russell 2000 index; the program requires being above median (55th percentile) to earn target payout and is capped at 100% payout if share price is negative during the performance period.

CEO Pay and Performance (2017-2019).  The compensation committee’s pay actions in the past three years for Mr. Barrett reflect his leadership, deep industry experience, and a recognition that he was the right chief executive to lead the company through the successful execution of the business turn-around.

• Since joining in March 2017, Mr. Barrett has executed several strategic objectives, including removing buy-side fees and embracing open source and transparency, shifting the business towards header bidding, developing Demand Manager for publishers, and recently completing the merger with Telaria;

• The market’s response to these accomplishments resulted in a doubling of our market value in each of 2018 and 2019—outpacing the growth from other ad-tech peers and the Russell 2000; at the end of December 2019, we generated the following annualized returns for stockholders:

◦ +12% (versus +7% for the Russell 2000) from March 2017 (Mr. Barrett’s hire date) through December 31, 2019;

◦ +106% (versus +4% for the Russell 2000) from January 2, 2018 through December 31, 2019; and

◦ +113% (versus +23% for the Russell 2000) from January 2, 2019 through December 31, 2019

◦ These outcomes are based on 2019 fiscal year end performance prior to the COVID-19 pandemic. As indicated later, our business and stock price has been significantly impacted by the COVID-19 pandemic.

• In 2019, Mr. Barrett’s target pay levels increased to $3.7 million (from $2.0 million in 2018) (measured based on Mr. Barrett’s base salary, target cash incentive amount and the grant date fair value of his equity awards), with the increase coming entirely in the grant date fair value of the equity, to (i) recognize the stellar overall company performance through 2018 under Mr. Barrett’s leadership and (ii) provide a target total pay opportunity more closely in line with competitive market levels after granting an equity award in 2018 that was below competitive market levels.

2020 CEO Pay Preview and Subsequent Actions in Response to COVID-19.  In the normal course of business prior to COVID-19, the Committee approved 2020 CEO compensation actions in early March 2020. In April 2020, the Committee reviewed the sudden and immediate impact from COVID-19 on our business and approved a reduction to CEO pay.

• In March 2020, the Committee increased Mr. Barrett’s base salary to $550k (from $515k), maintained his target bonus opportunity at 100% of base salary, and delivered an equity award with a target grant date fair value of approximately $3.0M. The Committee took into consideration the strong individual and company performance through the end of 2019 and the expected value and critical leadership role that Mr. Barrett plays in successfully integrating the Rubicon Project and Telaria businesses.

• In April 2020, the Committee approved a temporary 30% base salary reduction for the CEO and a temporary 30% Board Cash Retainer reduction for our Board of Directors in response to COVID-19 and the associated reduction in our workforce and cost cutting initiatives. The Committee will continue to monitor and assess the impact of the global pandemic and may take action (if appropriate) to ensure outcomes align with overall performance, shareholder experience, and our underlying compensation philosophy.

Executive Compensation Governance. Our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

What We Do:	What We Don’t Do:

✓Provide a significant portion of CEO pay that is “at-risk” (86% of 2019 target direct compensation was based on financial or share price performance) (with target direct compensation determined based on the CEO’s annual base salary, target cash incentive amount, and the grant date fair value of his equity awards)

✓Utilize a formulaic incentive structure in our annual incentive program and limit the use of discretion, as well as limit the maximum annual incentive payment to 150% of the target amount

✓Maintain an ownership and holding requirement policy to encourage alignment with stockholders

✓Employ a clawback policy to allow the company to recover any performance-based compensation

✓Retain an independent compensation consultant to advise the compensation committee

✓Consider feedback from stockholders as part of the compensation committee’s annual program review

xNo single-trigger change in control benefits

xNo gross-ups for change in control benefits

xNo discounted stock options or option re-pricings

xNo excessive perquisites

xNo hedging of our equity securities

Executive Compensation Philosophy and Objectives

The compensation committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive and necessary to attract and retain talent.

We accomplish these objectives by providing a total compensation package that includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and annual cash awards, are paid out on a short-term or current basis. Other elements, such as equity awards that are subject to multi-year vesting schedules and benefits provided upon certain terminations of employment, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives. We also, in certain cases, provide our named executive officers with certain relocation and other benefits in connection with their joining us.

In structuring executive compensation packages, the compensation committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus opportunities provide further incentives to achieve performance goals specified by the compensation committee and long-term equity awards provide incentives to help create value for our stockholders and continue employment with us through specified vesting dates.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and more closely align the interests of our named executive officers to those of our stockholders. Our annual equity awards to the named executive officers for 2019 consisted of stock options and restricted stock unit awards, which generally only vest if the executive remains employed with us through the vesting date. For additional information regarding equity-based awards granted to our named executive officers during 2019, see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Annual Performance-Based Cash Awards” below.

Payment of our annual performance-based cash awards is solely contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards varies with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long term.

Compensation Determination Process

The compensation committee considers, determines, reviews, and revises all components of each named executive officer’s compensation. It may not delegate that responsibility. The compensation committee also has oversight of and consults with management regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

The compensation committee retains an independent executive compensation consultant, Semler Brossy Consulting Group, referred to as Semler Brossy, to provide input, analysis, and consultation about our executive compensation. During 2019, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and New York Stock Exchange rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Executive officers do not propose or seek approval for, or have any decision-making authority with respect to, their own compensation. The chief executive officer makes recommendations to the compensation committee on the base salary, annual incentive cash targets, and equity awards for each named executive officer other than himself, based on his assessment of each executive officer’s performance during the year and other factors, including compensation survey data and input from Semler Brossy.

Performance reviews for the chief executive officer and other named executive officers include factors that may vary depending on the role of the individual officer, including strategic capability—how well the executive officer identifies and develops relevant business strategies and plans; execution—how well the executive officer executes strategies and plans; and leadership capability—how well the executive officer leads and develops the organization and its people. The compensation committee conducts an annual performance review of the chief executive officer to evaluate the company’s performance, his performance and the performance of the management team and considers this review in determining the chief executive officer’s base salary, annual performance-based cash incentive target, and equity awards.

We have engaged in discussions regarding our compensation philosophy with several of our large stockholders, and we intend to engage in further compensation-related discussions from time to time at such stockholders’ request. Additionally, at our 2020 annual meeting, stockholders will have an opportunity to cast an advisory vote to approve the compensation programs of our named executive officers, referred to as the Say-On-Pay Vote, and will have an opportunity to cast an advisory vote on the frequency of future Say-On-Pay Votes.

Peer Group Compensation Assessment

The compensation committee works with Semler Brossy periodically to select a peer group of companies in our industry to assist the committee in making its compensation decisions. Although the compensation committee reviews and discusses the peer company compensation data provided by Semler Brossy to help inform its decision-making process, the compensation committee does not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the compensation committee in making compensation decisions.

Fiscal Year 2019 Peer Group Approach. In July 2018, the compensation committee, with assistance from Semler Brossy, reviewed the list of peer group companies selected in 2017, and re-calibrated the peer companies to reflect our business expectations with respect to earnings, headcount, and potential return to revenue growth in late 2018 and into 2019. As a result of this re-evaluation, five companies used in the 2018 peer group were removed for the 2019 peer group (Box, Inc., Cornerstone OnDemand, Inc., ANGI Homeservices Inc., Rocket Fuel, Inc., and YuMe, Inc.). Those five companies had either been acquired or had outsized revenue or market capitalization as compared to us. Five new companies were added (ChannelAdvisor Corp., TechTarget, Inc., TeleNav, Inc., Digital Turbine, Inc., and Marchex, Inc.); these companies were selected based on several criteria, including being similar in size to us, favoring companies based in California or New York, and having a reasonably comparable business to ours.

Fiscal 2019 Peer Group

AppFolio, Inc.	Model N, Inc.	TechTarget, Inc.
ChannelAdvisor Corporation	PROS Holdings, Inc.	Telaria, Inc.
Digital Turbine, Inc.	Qualys, Inc.	Telenav, Inc.
Five9, Inc.	QuinStreet, Inc.	The Trade Desk, Inc.
Leaf Group Ltd.	Quotient Technology Inc.	TrueCar, Inc.
Marchex, Inc.	SPS Commerce, Inc.	Varonis Systems, Inc.
MobileIron, Inc.	Synacor, Inc.

Fiscal Year 2020 Peer Group Approach. In July 2019, the compensation committee, with assistance from Semler Brossy, conducted an annual review of the peer group and determined that several peers have grown too large and continue to have different market value multiples than us. The assessment led to the removal of five companies (AppFolio, Five 9, Qualys, QuinStreet and Quotient Technology) and the addition of three new companies (Cardlytics, Everquote, and Fluent).

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•base salaries;

•annual performance-based cash awards;

•equity-based incentive awards; and

•certain additional employee benefits.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers reflect our emphasis on aligning the interests of our executive officers with our stockholders’ interests in enhancing our value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation with a value directly linked to our stock price and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base Salaries

Base salaries for our named executive officers are designed to be competitive when compared with similarly situated executives with our peer group, and are based on a variety of factors, including level of responsibility, performance, and the recommendations of the chief executive officer for named executive officers other than the chief executive officer. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the compensation committee considers our overall business outlook, our budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity, and other factors, including any retention concerns.

After consideration of the data from the peer groups described above and the other factors described in the preceding paragraph, the compensation committee determined that the named executive officers’ base salaries for 2019 would remain unchanged from their 2018 levels and were as follows:

Name	2018 Annual Base Salary	2019 Annual Base Salary	Percent Increase (%)
Michael Barrett	$515,000	$515,000	—
David Day	$400,000	$400,000	—
Thomas Kershaw	$425,000	$425,000	—
Adam Soroca	$325,000	$325,000	—
Joseph Prusz	$325,000	$325,000	—

Annual Performance-Based Cash Awards

For 2019, our named executive officers were eligible to receive cash incentive payments under our 2019 Executive Cash Incentive Plan, referred to as the Executive Bonus Plan, which is administered by our compensation committee. The amount of cash incentive payments under the Executive Bonus Plan is determined based upon the achievement of pre-established corporate financial objectives that the compensation committee believed were challenging yet achievable. For 2019, the target award opportunities for our named executive officers remained unchanged from 2018 levels and were as follows:

Name	2018 Annual Target Bonus Opportunity	2019 Annual Target Bonus Opportunity	Percent Increase (%)
Michael Barrett	$515,000	$515,000	—
David Day	$260,000	$260,000	—
Thomas Kershaw	$275,000	$275,000	—
Adam Soroca	$225,000	$225,000	—
Joseph Prusz	$225,000	$225,000	—

For 2019, performance was measured against two financial goals: revenue and adjusted EBITDA less capital expenditures, referred to as capex, with each goal given equal weight. The compensation committee chose these financial metrics because they represent objectively determinable financial targets that we believe indicates our growth and overall success. For a description of how we calculate adjusted EBITDA, see the “Non-GAAP Financial Measures” section of the Management Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of the company’s Annual Report on Form 10-K.

Under the Executive Bonus Plan, we must achieve one of the threshold performance goals noted in the table below for any bonus to be payable for the fiscal year. If either threshold goal is achieved, each executive’s bonus would be based 50% on revenue achieved and 50% on adjusted EBITDA less capex achieved, in each case against the performance goals set forth below. Performance is measured both at mid-year and at fiscal year-end. Following the end of the second quarter, the compensation committee determines our revenue and adjusted EBITDA less capex performance and determines the applicable bonus payout based on the mid-year performance goals set forth in the table below. This payout percentage is then multiplied by 50% of the executive’s target bonus opportunity for the year, and the executive will receive a mid-year bonus for that amount. However, the executive’s bonus with respect to the first half of the year is capped at 40% of the executive’s total target bonus opportunity. At the end of the fiscal year, the compensation committee determines our performance and the final bonus payout based on the table below (with the amount of the final payout offset by any payment that was made to the executive as a mid-year bonus payment). If the mid-year bonus payment exceeds the total bonus the executive would be eligible to receive for the entire fiscal year, the compensation committee has discretion to reduce any future bonus or severance payments to be paid to the executive by such excess bonus amount. The compensation committee retains the discretion to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers based on such factors as it deems appropriate.

Our performance targets and the corresponding payout percentages for mid-year and full-year performance, which were approved by the compensation committee at the beginning of 2019, are as follows (with the payout percentage determined by linear interpolation for performance between these levels):

	Threshold (50% payout)	95% payout	Target (100% payout)	105% payout	Maximum (150% payout)
Percentage of Target Bonus Paid
Revenue
(percentage of goal achieved)	75%	95%	100%	105%	125%
- Mid-year goal	$51.3 million	$65.0 million	$68.4 million	$71.9 million	$85.5million
- Full-year goal	$112.8 million	$142.9 million	$150.4 million	$158.0 million	$188.0million
Adjusted EBITDA less Capital Expenditures
(percentage of goal achieved)	75%	95%	100%	105%	125%
- Mid-year goal	($13.8 million)	($12.7 million)	($10.4 million)	($7.5 million)	$11.4 million
- Full-year goal	($21.9 million)	($18.9 million)	($13.9 million)	($8.7 million)	$14.3 million

In July 2019, the compensation committee determined that for the first half of 2019, we achieved revenue of $70.3 and adjusted EBITDA less capex of ($2.2 million), resulting in a weighted payout percentage of 110.2% that was then capped at 40% of the named executive officers’ target annual bonuses (which is the maximum bonus amount payable for the first half of the fiscal year). In February 2020, the compensation committee determined that for the full year of 2019, we achieved revenue of $156.4 million and adjusted EBITDA less capex of $5.7 million, resulting in a weighted payout percentage of 118.3% of each named executive officers’ target annual bonuses, as follows:

Name	2019 Annual Bonus Target	Bonus % Earned	2019 Annual Bonus Paid
Michael Barrett	$515,000	118.3%	$609,503
David Day	$260,000	118.3%	$307,710
Thomas Kershaw	$275,000	118.3%	$325,463
Adam Soroca	$225,000	118.3%	$266,288
Joseph Prusz	$225,000	118.3%	$266,288

Equity-Based Awards.

We grant equity-based compensation to our named executive officers in order to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and stockholders. The compensation committee annually determines the form and amount of equity-based incentives granted to executives. In making its determinations, the compensation committee considers factors such as peer group market data, recommendations from Semler Brossy, the executive’s and our performance in the last year and the results achieved by the executive, the executive’s base salary, target annual incentive opportunity and prior grants of equity awards, and the compensation committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the chief executive officer are also taken into consideration for our named executive officers other than the chief executive officer.

In February 2019, each of our named executive officers received grants of stock options and RSUs. The number of stock options and RSUs granted to each of our named executive officers for 2019 is set forth in the table below:

Name	Number of Stock Options Granted	Number of RSUs Granted
Michael Barrett	300,000	350,000
David Day	161,000	188,000
Thomas Kershaw	179,000	209,000
Adam Soroca	134,000	157,000
Joseph Prusz	111,000	130,000

If our stock price were not to increase, the stock options will not deliver any economic value because the options have an exercise price equal to our stock price on the date of grant and our equity incentive plans prohibit stock option repricing. The stock options and RSUs vest over four years to provide an additional retention incentive. In determining the size of the 2019 annual awards for all named executive officers, the compensation committee calibrated award values to encourage equity ownership and ensure a stable leadership team through the organization’s strategic re-positioning; specifically, the compensation committee (i) considered the retention value of all outstanding equity holdings at that time (all options grants made prior to 2018 had exercise prices that exceeded the closing price of our stock on the date the 2019 equity awards were made) and (ii) sought to deliver annual equity grant values in 2019 that were closer to the competitive market levels after delivering annual equity grant values in 2017 and 2018 that were generally low versus the competitive market. For Mr. Day, his 2019 grant values also recognize his sustained individual performance since becoming full-time chief financial officer in February 2017 with an intention to move his target total pay opportunity closer to competitive market levels as other similar chief financial officers.

See the table titled “Outstanding Equity Awards as of December 31, 2019” below for more information with respect to these grants.

Other Employee Benefits and Perquisites

We have generally not offered extensive benefits or other compensation programs to our named executive officers, apart from employee benefits made available generally to our employees such as participation in Rubicon Project’s 401(k) plan and eligibility to receive a company match, and health and welfare benefit programs. Mr. Day is eligible for up to $30,000 in annual reimbursement for the use of a car service for transportation between his home and our headquarters for the purpose of allowing Mr. Day to devote his lengthy commute time to work duties.

Employment Arrangements

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of the named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Severance Agreements

We are also party to Executive Severance and Vesting Acceleration Agreements, referred to as the severance agreements, with each of our named executive officers that provide for severance and other termination benefits. These severance agreements are intended to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his position is eliminated or, in some cases, significantly altered by us, which we believe is particularly important in light of the executives’ leadership roles at Rubicon Project. The compensation committee believes that providing severance or similar benefits is common among similarly situated executives in our industry generally and remains important in recruiting and retaining key executives.

The prospect of a change in control of Rubicon Project can also cause significant distraction and uncertainty for executive officers and, accordingly, the compensation committee believes that appropriate change in control protections are important tools for aligning executives’ interests with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. Accordingly, the severance agreements also provide for enhanced severance payments and accelerated vesting of equity awards if the executives’ employment is terminated in connection with or following a change in control of Rubicon Project.

In December 2019, in connection with the approval of the merger agreement between Rubicon Project and Telaria, our board of directors approved the modification of the severance agreements to provide that if the executive officer is terminated in connection with or within 13 months following the closing of the merger between us and Telaria, the executive officer will be entitled to the enhanced change in control severance under the severance agreements.

For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment (including terminations in connection with a change in control) on the last business day of fiscal year 2019, please see “Potential Payments upon Termination or Change in Control” below.

We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment and/or a change in control of Rubicon Project.

Compensation Actions After Fiscal-Year End

For 2020, the Compensation Committee determined that a portion of Mr. Barrett’s annual equity grant would be made in the form of PSUs that would vest based on our TSR for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over that period. This PSU award, which was granted in April 2020 and has a target number of 146,341 stock units, represented approximately 30% of the total fair value of Mr. Barrett’s equity award for 2020 (determined as of the grant date in accordance with generally accepted accounting principles). The award is eligible to vest as to between 0% and 150% of the target number of units subject to the award. In approving the award, the Compensation Committee believed it would enhance the performance-based nature of our executive compensation program and further align Mr. Barrett’s interests with those of our stockholders. The balance of Mr. Barrett’s 2020 equity award consists of stock options and restricted stock units that vest based on his continued employment over a four-year period.

Tax Considerations

Section 162(m) of the federal tax laws generally prohibits a publicly held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the company’s compensation committee under a plan approved by the company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the compensation committee notes this deductibility limitation. However, the compensation committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Rubicon Project and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Recoupment Policy

Our board or the compensation committee shall, in circumstances it deems appropriate, require return to us of the excess portion of any payment made to an employee pursuant to an award issued after April 7, 2016 under our 2014 Equity Incentive Plan or 2014 Inducement Grant Equity Incentive Plan, or under our annual cash incentive plan, if: (1) the payment was predicated upon achieving certain financial results that became the subject of a substantial restatement of our financial statements filed with the SEC within the three full fiscal years after the payment; (2) our board or the compensation committee determines that the participant engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the participant based upon the restated financial results. In each such instance, the “excess portion” of the payment is the amount (in terms of dollars or shares) by which the payment received exceeded the lower payment that would have been made based on the restated financial results. In each case, the return of payment will be net of any taxes paid by the employee in connection with original receipt or subsequent transfer of the payment. Our board or the compensation committee also has the discretion, in circumstances it deems appropriate, to require reimbursement of any or all payments received with respect to any award granted on or after April 7, 2016 to an employee who has engaged in fraud, bribery, or illegal acts similar to fraud or bribery related to employment, or knowingly failed to report such acts of another employee over whom the employee had direct supervisory responsibility. Our board or the compensation committee shall not seek recovery to the extent it determines (a) that to do so would be unreasonable or (b) that it would be better for us not to do so. In making such determination, and without limiting the scope of its discretion, our board or the compensation committee shall take into account such considerations as it deems appropriate, including, without limitation, the likelihood of success under governing law versus the cost and effort involved, whether the assertion of a claim may prejudice our interests, including in any related proceeding or investigation, the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct, and any pending legal proceeding relating to the applicable fraud or illegal conduct. Our board or the compensation committee also may in its discretion direct us to disclose the circumstances surrounding any recoupment made under this policy where not otherwise required by applicable regulation.

Executive Officer Equity Ownership Guidelines and Retention Holding Requirements

Under equity retention guidelines implemented by our board in April 2016, the chief executive officer and each of the other named executive officers are required to accumulate within five years from the later of the date the guidelines were implemented and the date he became a named executive officer, and thereafter to retain for the duration of employment, a minimum level of company equity. The minimum level of equity for the chief executive officer is equal to five times base salary and the minimum level of equity for the other named executive officers is equal to the named executive officer’s base salary. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the named executive officer or beneficially owned by the named executive officer by virtue of being held by a member of the named executive officer’s immediate family residing in the same household or in a trust for the benefit of the named executive officer or immediate family members residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested RSUs) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options (but not unvested stock options); and (5) unvested time-based restricted shares (or restricted stock units).

Until the minimum level of company equity is achieved, a named executive officer is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or RSU award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

Policy Against Repricing and Cash Buyouts

Our 2014 Equity Incentive Plan and 2014 Inducement Grant Equity Incentive Plan prohibit our board from decreasing the exercise price of or otherwise repricing awards of stock options and stock appreciation rights unless such action is first approved by our stockholders. In addition, the plans prohibit us from redeeming or repurchasing stock options or stock appreciation rights unless such redemptions or repurchases are approved by our stockholders.

Policy Against Hedging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and other employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to sell short, hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts, and calls and purchases or sales of puts or calls for speculative purposes.

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance. This risk assessment process also included a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although we reviewed all significant compensation programs, we focused on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Compensation Committee Interlocks and Insider Participation

Ms. Harden and Messrs. Coleman, Frankenberg, Mandal, and Spillane served on Rubicon Project’s compensation committee during the last completed fiscal year. Mr. Mandal’s service on the compensation committee ended with his resignation from the Rubicon Project board in May 2019. Ms. Harden’s service on the compensation committee commenced in July 2019. On April 1, 2020, in connection with the closing of the merger with Telaria, the compensation committee was reconstituted to include Mr. Knopper, Mr. Frankenberg, Ms. Harden and Mr. Rossman. None of the members of the compensation committee is or has at any time been an officer or employee of Rubicon Project. There are no interlocking relationships (and there were no such interlocking relationships during 2019) between our board, executive officers or the compensation committee and our board, executive officers or the compensation committee of any other company.

Compensation Committee Report

The compensation committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the board that the Compensation Discussion and Analysis section be included in the company’s Annual Report on Form 10-K.

Compensation Committee*

Robert J. Frankenberg, Chair

Lewis W. Coleman

Sarah P. Harden

Robert F. Spillane

* The directors listed above were members of the compensation committee at the time of the filing of the company’s 2019 Annual Report, which first included in Compensation Committee Report. The current members of the compensation committee include Mr. Knopper (Chair), Mr. Frankenberg, Ms. Harden and Mr. Rossman.

The foregoing report of the compensation committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any Rubicon Project filing under the Securities Act or the Exchange Act, whether made before or after the date of this report and irrespective of any general incorporation language in such filing.

Rubicon Project Named Executive Officer Compensation Tables

Summary Compensation Table - 2019

The following table and narratives that follow describe the 2019, 2018 and 2017 compensation provided to our named executive officers. Mr. Soroca and Mr. Prusz were not named executive officers of Rubicon Project prior to 2019, thus, pursuant to SEC guidance, we have only included compensation information for them for 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Michael Barrett	2019	515,000		—		1,799,000	883,827	609,503	5,735	(3)	3,813,065
President and CEO	2018	515,000		—		689,500	327,468	515,000	5,006		2,051,974
	2017	407,708	(4)	—		6,375,000	2,110,085	315,037	1,728		9,209,558
David Day	2019	400,000		—		924,960	454,019	307,710	28,540	(5)	2,115,229
Chief Financial Officer	2018	400,000		100,000	(6)	334,108	45,646	260,000	28,571		1,168,325
	2017	402,520	(7)	100,000	(6)	227,420	103,379	190,747	15,550		1,039,616
Thomas Kershaw	2019	425,000		—		1,028,280	504,779	325,463	5,735	(8)	2,289,257
Chief Technology Officer	2018	425,000		150,000	(9)	675,189	94,602	275,000	5,650		1,625,441
	2017	425,000		150,000	(9)	616,835	214,256	211,763	1,832		1,619,686
Adam Soroca(10)	2019	325,000		—		772,440	377,879	266,288	7,682	(11)	1,749,289
Head of Global Buyer Team
Joseph Prusz(12)	2019	325,000		—		639,600	313,019	266,288	135	(13)	1,544,042
Chief Revenue Officer

(1)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during the applicable fiscal year computed in accordance with ASC 718. Rubicon Project’s equity awards valuation approach and related underlying assumptions for awards granted in 2019 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K (and the assumptions for awards granted prior to 2019 are set forth in the corresponding notes in the Annual Report on Form 10-K for the applicable fiscal year). The reported amounts do not necessarily reflect the value that may be realized by the executive with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

(2)Cash incentive amounts earned by the named executive officers for service during the year, including amounts paid subsequent to that year based upon performance during that year. In February 2020, the compensation committee determined that for the full year of 2019, we achieved revenue of $156.4 million and adjusted EBITDA less capex of $5.7 million, resulting in a weighted payout percentage of 118.3% pursuant to the annual incentive program for the named executive officers for 2019 as described in the Compensation Discussion and Analysis section above. As described in such section, each named executive officer was paid a portion of his annual bonus in July 2019 based on performance during the first half of the year. The final 2019 award for each executive, which appears in the table above, will be paid in March 2020 (less the amount of the incentive already paid to the named executive officer for the first half of 2019).

(3)Represents $5,600 in 401(k) plan matching contributions and $135 in life insurance premiums.

(4)Mr. Barrett joined Rubicon Project in March 2017 with an annual salary of $515,000.

(5)Represent $8,400 in 401(k) plan matching contributions, $135 in life insurance premiums and $20,005 in transportation reimbursement.

(6)Represents a $100,000 retention bonus that vested during the applicable year.

(7)Mr. Day’s base salary was increased effective February 22, 2017 in connection with his appointment as permanent chief financial officer. This amount represents 10.2 months of base salary at an annual rate of $400,000 and 1.8 months of base salary at an annual rate of $295,625 and also includes $17,500 in supplemental compensation for service as interim chief financial officer for 2017 through his appointment as permanent chief financial officer on February 22, 2017.

(8)Represents $5,600 in 401(k) plan matching contributions and $135 in life insurance premiums.

(9)Represents a $150,000 retention bonus that vested during the applicable year.

(10)Mr. Soroca was not a named executive officer of Rubicon Project prior to 2019.

(11)Represents $6,094 in 401(k) plan matching contributions, $135 in life insurance premiums, and $1,453 in transit benefit plan matching contributions.

(12)Mr. Prusz was not a named executive officer of Rubicon Project prior to 2019.

(13)Represents $135 in life insurance premiums.

Grants of Plan-Based Awards - 2019

The following table provides information regarding the equity and non-equity incentive plan awards that were granted to Rubicon Project’s named executive officers in 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael Barrett	—	257,500	515,000	772,500	772,500	—	—	—
	2/22/2019	—	—	—	—	—	—	1,799,000
	2/22/2019	—	—	—	—	300,000	5.14	883,827
David Day	—	130,000	260,000	390,000	390,000	—	—	—
	2/20/2019	—	—	—	—	—	—	924,960
	2/20/2019	—	—	—	—	161,000	4.92	454,019
Thomas Kershaw	—	137,500	275,000	412,500	412,500	—	—	—
	2/20/2019	—	—	—	—	—	—	1,028,280
	2/20/2019	—	—	—	—	179,000	4.92	504,779
Adam Soroca	—	112,500	225,000	337,500	337,500	—	—	—
	2/20/2019	—	—	—	—	—	—	772,440
	2/20/2019	—	—	—	—	134,000	4.92	377,879
Joseph Prusz	—	112,500	225,000	337,500	337,500	—	—	—
	2/20/2019	—	—	—	—	—	—	639,600
	2/20/2019	—	—	—	—	111,000	4.92	313,019

(1)In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during 2019 computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2019 are described in Note 2 “Organization and Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K (and the assumptions for awards granted prior to 2019 are set forth in the corresponding notes in the Annual Report on Form 10-K for the applicable fiscal year). The reported amounts do not necessarily reflect the value that may be realized by the executive with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement/Offer Letters

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of our named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. We are also party to agreements with the named executive officers providing for the severance benefits described below under “Potential Payments upon Termination or Change in Control.”

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements—Annual Performance-Based Cash Awards” above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards - 2019” table above was granted under, and is subject to, the terms of our 2014 Equity Incentive Plan, referred to as the 2014 Plan. The 2014 Plan is administered by the compensation committee. The compensation committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2014 Plan, if we undergo certain corporate transactions such as a merger, consolidation or similar transaction, or a sale of all or substantially all of our assets or securities, the plan administrator has the discretion to determine how outstanding equity awards will be treated in connection with such corporate transaction (including discretion to provide for accelerated vesting of such awards in connection with the transaction), and if no affirmative determination is made, all outstanding equity awards will fully vest and options will be fully exercisable, and will terminate or be terminated in connection with such corporate transaction, unless the awards are to be assumed or substituted by the successor corporation. The named executive officers are also party to agreements that provide for acceleration of their equity awards in connection with certain terminations of their employment as described below under “Potential Payments upon Termination or Change in Control.”

The equity awards granted to our named executive officers in 2019 were in the form of stock options and restricted stock units, referred to as RSUs. The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table below and in the section above entitled “Compensation Discussion and Analysis.” RSUs are payable on vesting in an equal number of shares of our common stock. Stock options represent the right to receive a share of our common stock upon exercise of the option and payment of the exercise price. The named executive officers do not have the right to vote the shares subject to the awards and do not have any dividend rights with respect to the RSUs or stock options.

Outstanding Equity Awards as of December 31, 2019

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Fee	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Michael Barrett	2/22/19	—	300,000	(2)	5.14	2/22/29
	3/15/18	137,500	162,500	(3)	1.97	3/15/28
	3/17/17	471,735	214,425	(4)	5.80	3/17/27
	2/22/19						350,000	(5)	2,856,000
	3/15/18						98,438	(6)	803,254
	3/15/18						87,500	(7)	714,000
	3/17/17						389,279	(8)	3,176,517
David Day	2/20/19	—	161,000(2)	(2)	4.92	2/20/29
	3/15/18	19,166	22,651	(3)	1.97	3/15/28
	3/15/17	22,784	9,383	(9)	6.06	3/15/27
	5/19/15	9,300	—		16.75	5/19/25
	4/24/13	140,000	—		7.80	4/24/23
	2/20/19						188,000	(10)	1,534,080
	3/15/18						27,442	(10)	223,927
	1/15/18						50,000	(7)	408,000
	3/15/17						11,728	(12)	95,701
	1/31/16						1,875	(13)	15,300
Thomas Kershaw	2/20/19	—	179,000	(2)	4.92	2/20/29
	3/15/18	16,250	46,945	(3)	1.97	3/15/28
	3/15/17	47,222	19,445	(9)	6.06	3/15/27
	11/15/16	39,583	10,417	(14)	7.72	11/15/26
	2/20/19						209,000	(15)	1,705,440
	3/15/18						56,875	(16)	464,100
	1/15/18						100,000	(7)	816,000
	3/15/17						24,306	(17)	198,337
	11/15/16						31,250	(18)	255,000

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Fee	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Adam Soroca	2/20/19	—	134,000	(2)	4.92	2/20/29
	3/15/18	19,309	22,821	(3)	1.97	3/15/28
	2/20/19						157,000	(19)	1,281,120
	3/15/18						27,648	(20)	225,608
	1/15/18						100,000	(7)	816,000
	7/14/17						15,313	(21)	124,954
Joseph Prusz	2/20/19	—	111,000	(2)	4.92	2/20/29
	3/15/18	19,309	22,821	(3)	1.97	3/15/28
	3/15/17	12,750	5,250	(9)	6.06	3/15/27
	5/19/15	6,500	—		16.75	5/19/25
	12/13/12	25,000	—		4.70	12/13/22
	2/20/19						130,000	(22)	1,060,800
	3/15/18						16,250	(23)	132,600
	3/15/18						27,648	(24)	225,608
	1/15/18						50,000	(7)	408,000
	3/15/17						6,563	(25)	53,554
	1/31/16						1,875	(26)	15,300

(1)In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $8.16, which was the closing market price of our common stock on December 31, 2019. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2020 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(3)These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2019 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(4)These stock options vest (or vested) with respect to 25% of the underlying shares on March 17, 2018 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(5)These RSUs vest with respect to 109,375 of the underlying shares on May 15, 2020; with respect to 43,750 shares on each November 15 and May 15 thereafter until November 15, 2022, and with respect to 21,875 of such shares on May 15, 2023.

(6)These RSUs vest with respect to 21,875 of the underlying shares on each May 15 and November 15 until November 15, 2021; and with respect to 10,938 of such shares on May 15, 2022.

(7)These RSUs vested on January 15, 2020.

(8)These RSUs vest with respect to 137,392 of the underlying shares on each May 15 and November 15 through November 15, 2020 and with respect to 114,495 of such shares on May 15, 2021.

(9)These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2018 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(10)These RSUs vest with respect to 58,750 of the underlying shares on May 15, 2020, with respect to 23,500 shares on each November 15 and May 15 hereafter until November 15, 2022, and with respect to 11,750 of such shares on May 15, 2023.

(11)These RSUs vest with respect to 6,098 of the underlying shares on each May 15 and November 15 until November 15, 2021; and with respect to 3,050 of such shares on May 15, 2022.

(12)These RSUs vest with respect to 4,691 of the underlying shares on each May 15 and November 15 through November 15, 2020 and with respect to 2,346 of such shares on May 15, 2021.

(13)These shares of restrict stock vest on May 15, 2020.

(14)These stock options vest (or vested) with respect to 25% of the underlying shares on October 3, 2017 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(15)These RSUs vest with respect to 65,312 of the underlying shares on May 15, 2020, with respect to 26,125 shares on each November 15 and May 15 hereafter until November 15, 2022, and with respect to 13,063 of such shares on May 15, 2023.

(16)These RSUs vest with respect to 12,639 of the underlying shares on each May 15 and November 15 until November 15, 2021; and with respect to 6,319 of such shares on May 15, 2022.

(17)These RSUs vest with respect to 9,722 of the underlying shares on each May 15 and November 15 through November 15, 2020; and with respect to 4,862 of such shares on May 15, 2021.

(18)These RSUs vest with respect to 15,625 of the underlying shares on each of May 15, 2020 and November 15, 2020.

(19)These RSUs vest with respect to 49,062 of the underlying shares on May 15, 2020, with respect to 19,625 shares on each November 15 and May 15 hereafter until November 15, 2022, and with respect to 9,813 of such shares on May 15, 2023.

(20)These RSUs vest with respect to 6,144 of the underlying shares on each May 15 and November 15 until November 15, 2021, and

(21)These RSUs vest with respect to 4,375 of the underlying shares on each May 15 and November 15 through May 15, 2021, and with respect to 2,188 of such shares on November 15, 2021.

(22)These RSUs vest with respect to 40,625 of the underlying shares on May 15, 2020, with respect to 16,250 shares on each November 15 and May 15 hereafter until November 15, 2022, and with respect to 8,125 of such shares on May 15, 2023.

(23)These RSUs vest with respect to 3,750 of the underlying shares on each May 15 and November 15 until November 15, 2021, and with respect to 1,250 of such shares on May 15, 2022.

(24)These RSUs vest with respect to 6,144 of the underlying shares on each May 15 and November 15 until November 15, 2021, and with respect to 3,072 of such shares on May 15, 2022.

(25)These RSUs vest with respect to 2,625 of the underlying shares on each of May 15, 2020 and November 15, 2020, and with respect to 1,313 of such shares on May 15, 2022.

(26)These RSUs vest on May 15, 2020.

Option Exercises and Stock Vested - 2019

The following table provides information regarding stock options that were exercised by our named executive officers during 2019 and the restricted stock unit awards granted to our named executive officers that vested during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Barrett	—	—	438,846	2,867,605
David Day	—	—	89,795	480,006
Thomas Kershaw	23,472	$115,907	194,930	1,073,179
Adam Soroca	—	—	130,254	613,205
Joseph Prusz	—	—	102,931	568,537

(1)The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options.

(2)The value realized upon the vesting of a stock award is calculated by multiplying (i) the number of shares of our common stock that vested, by (ii) the per-share closing price of our common stock on the vesting date. Represents the gross value realized prior to any applicable tax withholding.

Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of Rubicon Project. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from the amounts presented below. Factors that could affect these amounts include the timing during the year of any such event.

We are a party to an Executive Severance and Vesting Acceleration Agreement, referred to as the severance agreement, with each of our named executive officers. These agreements provide that if we terminate the employment of any of these executives without “cause”, if any of these executives resigns for “good reason”, or if the executive’s employment terminates due to the executive’s death or “disability” (as such terms are defined in the severance agreement), and prior to and not in connection with the consummation of a “sale transaction” (as such term is defined in the severance agreement), the executive will be entitled to receive continuation of his then-current base salary for a specified period (12 months for Messrs. Barrett and Day, 6 months for Messrs. Kershaw and Soroca, and 3 months for Mr. Prusz), a pro-rata target bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year, continuation of group health insurance coverage or reimbursement of premiums for each executive and his respective dependents for a specified period (12 months for Mr. Barrett, 6 months for Messrs. Day and Soroca, and 3 months for Messrs. Kershaw and Prusz), and accelerated vesting of equity awards for a specified period (12 months for Messrs. Barrett and Day, 6 months for Messrs. Kershaw and Soroca, and 3 months for Mr. Prusz).

If we terminate the employment of any of these executives without cause, if any of them resigns for good reason or if any the executive’s employment terminates due to the executive’s death or disability, in any case in connection with or following a change in control of Rubicon Project (within thirteen months of the change in control for Mr. Barrett), the benefits described above will be increased to include for Messrs. Barrett and Day, additional cash severance equal to one year’s target bonus (paid over 12 months); for Messrs. Kershaw and Prusz, a longer period of continuation of base salary equal to 12 months for Mr. Kershaw and 6 months for Mr. Prusz; for all the executives, full acceleration of vesting of all equity awards; and for all executives, except Mr. Soroca, a longer period of group health insurance coverage or reimbursement of premiums (12 months for Messrs. Barrett and Day and 6 months for Messrs. Kershaw and Prusz). As noted above in the Compensation Discussion and Analysis section, in December 2019, in connection with the approval of the merger agreement between us and Telaria, our board approved the modification of the severance agreements to provide that if the executive officer is terminated in connection with or within 13 months following the closing of the merger between us and Telaria, the executive officer will be entitled to the enhanced change in control severance benefits described in this paragraph.

All severance benefits are conditioned upon these executives entering into a release of claims with us and abiding by the restrictive covenants contained in our standard confidentiality agreement (which includes an indefinite confidentiality covenant and one-year post-termination non-solicitation of employees covenant). The severance agreements also provide that if the payments or benefits made to the executive in connection with a change in control of Rubicon Project would result in an excise tax under Section 280G and 4999 of the U.S. Internal Revenue Code, such payments or benefits will be reduced if and to the extent such a reduction would result in a greater after-tax benefit for the executive.

The following tables present our estimates of the value of the payments and benefits that each of the named executive officers would have been entitled to receive (1) had his employment been terminated by us without “cause,” by the executive for “good reason”, or due to the executive’s death or “disability” on December 31, 2019 and (2) had both such a termination of the executive’s employment and a change in control of Rubicon Project occurred on that date. The actual amounts that would be paid upon a named executive officer’s termination of employment and/or a change in control can only be determined at the time of such event.

Severance Benefits (No Change in Control)

Name	Cash Severance ($)(1)	Pro-Rata Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	515,000	309,000	32,079	6,194,535	7,050,614
David Day	400,000	156,000	16,040	1,652,694	2,224,734
Thomas Kershaw	212,500	165,000	8,020	2,014,388	2,399,908
Adam Soroca	162,500	135,000	16,040	1,525,473	1,839,013
Joseph Prusz	81,250	135,000	8,020	912,751	1,137,021

(1)The cash severance amount included in the table above is equal to 12 months base salary (in the case of Messrs. Barrett and Day), 6 months base salary (in the case of Messrs. Kershaw and Soroca) and 3 months base salary (in the case of Mr. Prusz), which will be paid in equal installments in accordance Rubicon Project’s normal payroll schedule beginning on or after the 60th day following the termination date.

(2)The pro-rata bonus amount included in the table above is equal to the executive’s target bonus for the 2019 fiscal year, reduced by the mid-year bonus amounts which were previously paid to the executive for 2019. Such pro-rata bonus amount will be paid in a lump sum on or after the 60th day following the termination date.

(3)The executive is entitled to continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period (12 months for Mr. Barrett, 6 months for Messrs. Day and Soroca, and 3 months for Messrs. Kershaw and Prusz).

(4)The equity acceleration amount included in the table represents the value of the equity awards that would vest in connection with the termination of the executive’s employment. Messrs. Barrett and Day would be credited with an additional 12 months vesting, Messrs. Kershaw and Soroca would be credited with an additional 6 months vesting and Mr. Prusz would be credited with an additional 3 months vesting (or 6 months in the case of a termination due to Mr. Prusz’s death or disability). The value of the accelerated options and RSUs presented in the table is calculated based on our closing stock price on December 31, 2019 of $8.16, and, in the case of the accelerated options, less the exercise price of the options.

Severance Benefits (Change in Control)

Name	Cash Severance ($)(1)	Pro-Rata Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	1,030,000	309,000	32,079	9,967,689	11,338,768
David Day	660,000	156,000	32,079	2,958,561	3,806,640
Thomas Kershaw	425,000	165,000	16,040	4,354,845	4,960,885
Adam Soroca	162,500	135,000	16,040	3,023,104	3,336,644
Joseph Prusz	162,500	135,000	16,040	2,407,789	2,721,329

(1)The cash severance amount included in the table above is equal to 12 months base salary plus target bonus (in the case of Messrs. Barrett and Day), 12 months base salary (in the case of Mr. Kershaw) or 6 months base salary (in the case of Messrs. Soroca and Prusz), which will be paid in equal installments in accordance with our normal payroll schedule beginning on or after the 60th day following the termination date.

(2)The pro-rata bonus amount included in the table above is equal to the executive’s target bonus for the 2019 fiscal year, reduced by the mid-year bonus amounts which were previously paid to the executive for 2019. Such pro-rata bonus amount will be paid in a lump sum on or after the 60th day following the termination date.

(3)The executive is entitled to continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period (12 months for Messrs. Barrett and Day, and 6 months for Messrs. Kershaw, Soroca and Prusz).

(4)The equity acceleration amount included in the table represents the value of the full acceleration of the executive’s then-unvested equity awards. The value of the accelerated options and RSUs presented in the table is calculated based on our closing stock price on December 31, 2019 of $8.16, and, in the case of the accelerated options, less the exercise price of the options.

CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our President and CEO, Michael Barrett, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described above, we have determined that our CEO’s total compensation for 2019 was $3,813,065, and the median of the total 2019 compensation of all of our employees (excluding our CEO) was $134,169. Accordingly, we estimate the ratio of our CEO’s total compensation for 2019 to the median of the total 2019 compensation of all of our employees (excluding our CEO) to be 28.4 to 1.

We identified the median employee by taking into account the annualized total cash compensation for 2019 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 31, 2019. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2019, but we did annualize the compensation for any employees who were not employed by us for all of 2019. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2019 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our equity interests as of May 14, 2020 by:

•each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests;

•each of our directors and director nominees;

•each of our named executive officers; and

•all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our common stock is based on 107,406,428 shares of our common stock outstanding as of May 14, 2020.

Name and Address of Beneficial Owner(1)	Shares of Common Stock(2)	Percent
5% Stockholders
BlackRock, Inc.(3)	6,647,626	6.2
Named Executive Officers
Michael Barrett(4)	1,893,428	1.7
David Day(5)	337,301	*
Thomas Kershaw(6)	489,871	*
Joseph Prusz(7)	311,630	*
Adam Soroca(8)	263,903	*
Directors and Director Nominees
Paul Caine	186,172	*
Robert J. Frankenberg(9)	152,986	*
Sarah P. Harden(10)	15,861	*
Doug Knopper	102,884	*
Rachel Lam	167,891	*
James Rossman(11)	328,191	*
Robert F. Spillane(12)	152,986	*
Lisa L. Troe(13)	150,836	*
All Current Executive Officers and Directors as a Group (17 persons)(14)	6,316,762	5.7

*Indicates ownership of less than one percent.

(1)Except as noted, the address of the named beneficial owner is c/o The Rubicon Project, Inc., 12181 Bluff Creek Drive, Suite 400, Los Angeles, CA 90094.

(2)The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes shares (i) as to which the individual or entity has sole or shared voting power or investment power, and (ii) the individual owns or has the right to acquire beneficial ownership of within 60 days of May 14, 2020. Shares not owned but which the individual has the right to acquire beneficial ownership within 60 days of May 14, 2020 are included in the numerator and denominator for that specific individual in calculating that individual’s beneficial ownership percentage, but not deemed outstanding in the aggregate for computing the ownership percentage for others.

(3)Beneficial ownership is based solely on (i) the Schedule 13G filed with SEC on February 7, 2020 by BlackRock, Inc. (“BlackRock”) with respect to our common stock and (ii) the Schedule 13G filed with the SEC on February 7, 2020 by BlackRock with respect to shares of common stock of Telaria, Inc., and assumes that all shares of Telaria common stock held by BlackRock were converted to shares of our common stock at the closing of our merger with Telaria on April 1, 2020, at an exchange ratio of 1:082 shares of our common stock for each share of Telaria common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)Includes 268,642 restricted stock units that will vest within 60 days of May 14, 2020 and 845,005 shares issuable pursuant to outstanding stock options exercisable by Mr. Barrett within 60 days of May 14, 2020, of which 791,415 were fully vested as of such date.

(5)Includes 71,414 restricted stock units that will vest within 60 days of May 14, 2020 and 259,059 shares issuable pursuant to outstanding stock options exercisable by Mr. Day within 60 days of May 14, 2020, of which 249,269 were fully vested as of such date.

(6)Includes 103,298 restricted stock units that will vest within 60 days of May 14, 2020 and 196,103 shares issuable pursuant to outstanding stock options exercisable by Mr. Kershaw within 60 days of May 14, 2020, of which 180,172 were fully vested as of such date.

(7)Includes 55,019 restricted stock units that will vest within 60 days of May 14, 2020 and 111,640 shares issuable pursuant to outstanding stock options exercisable by Mr. Prusz within 60 days of May 14, 2020, of which 104,510 were fully vested as of such date.

(8)Includes 59,581 restricted stock units that will vest within 60 days of May 14, 2020 and 72,911 shares issuable pursuant to outstanding stock options exercisable by Mr. Soroca within 60 days of May 14, 2020, of which 65,573 were fully vested as of such date.

(9)Includes 19,562 restricted stock units that will vest within 60 days of May 14, 2020 and 86,500 shares issuable pursuant to outstanding stock options exercisable by Mr. Frankenberg within 60 days of May 14, 2020, all of which were fully vested as of such date.

(10)Includes 15,861 restricted stock units that will vest within 60 days of May 14, 2020.

(11)Includes 148,153 shares issuable pursuant to outstanding stock options exercisable by Mr. Rossman within 60 days of May 14, 2020, all of which were fully vested as of such date.

(12)Includes 19,562 restricted stock units that will vest within 60 days of May 14, 2020 and 86,500 shares issuable pursuant to outstanding stock options exercisable by Mr. Spillane within 60 days of May 14, 2020, all of which were fully vested as of such date.

(13)Includes 19,562 restricted stock units that will vest within 60 days of May 14, 2020 and 86,500 shares issuable pursuant to outstanding stock options exercisable by Ms. Troe within 60 days of May 14, 2020, all of which were fully vested as of such date.

(14)Includes 681,508 restricted stock units that will vest within 60 days of May 14, 2020 and 3,109,845 shares issuable pursuant to outstanding stock options exercisable within 60 days of May 14, 2020, of which 3,010,416, were fully vested as of such date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

There are no transactions since January 1, 2018 to which the company has been a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their family members, had or will have a direct or indirect material interest. Compensation arrangements with our directors and officers are described under “Director Compensation” and “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Approval of Related Person Transactions

We have adopted a formal written policy providing that related person transactions may be consummated or continued only if approved or ratified by the audit committee. The policy defines “related person transactions” as transactions in which we are or will be a participant, the aggregate amount involved since the beginning of the company’s last fiscal year exceeds or may be expected to exceed $100,000, and a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is a person who is or was since the beginning of our last fiscal year a director, nominee for director, or executive officer; a greater than 5% beneficial owner of our common stock; or an immediate family member of any such person. The policy provides that our legal department will review each proposed related person transaction and prepare a description for the audit committee, which will review the proposed transaction and consider such factors, as it deems appropriate, including at least the following factors:

•the terms of the transaction as compared to terms available for a similar transaction with a non-related party;

•the extent of the related person’s interest in the transaction;

•the disclosure requirements associated with the transaction;

•the effect of the transaction upon the independence of any director involved;

•the effect of the transaction upon the ability of the related person to fulfill his or her duties to the company; and

•the appearance of the transaction.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed for the fiscal year ended December 31, 2019, except that on July 8, 2019, Sarah Harden filed a Form 4 to report a grant of equity awards that occurred on July 1, 2019.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2021 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Exchange Act Rule 14a-8(e), proposals of stockholders being submitted for inclusion in our proxy materials for our 2021 annual meeting of stockholders must be received by us at our corporate headquarters at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094, directed to the attention of our Corporate Secretary, not later than January 27, 2021 to be considered for inclusion in the proxy statement for that meeting.

Under our bylaws, director nominations and other proposals at our 2021 annual meeting of stockholders that are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the nomination or proposal is delivered to or mailed and received by us at our corporate headquarters at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094 not earlier than the close of business on April 9, 2021 and not later than the close of business on March 10, 2021. However, if the date of the 2021 annual meeting is more than 30 days before the first anniversary of the Annual Meeting or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we first make public announcement of the date of the annual meeting. A copy of our bylaws may be obtained from our Corporate Secretary.

The chairman of the meeting may refuse to acknowledge or introduce any matter brought by a stockholder at a meeting if notice of the matter is not received within the applicable deadlines or does not comply with our bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

ANNUAL REPORT

A copy of our 2019 Annual Report as filed with the SEC on February 27, 2020, without exhibits, will be provided without charge upon written request addressed to our Corporate Secretary at our corporate headquarters at 12181 Bluff Creek Drive, 4th Floor, Los Angeles, California 90094. A copy of our 2019 Annual Report may also be obtained via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or in the “Financials and Filings” section of our Investor Relations website at http://investor.rubiconproject.com.

By Order of the Board of Directors,

Aaron Saltz Corporate Secretary

May 27, 2020

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. You are urged to submit your proxy or voting instructions electronically or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of the proxy materials, on your proxy card or voting instruction form. If you requestED a printed copy of your proxy materials, you may also vote by mail by signing, dating, and returning your proxy card or voting instruction form in the pre-paid envelope provided. Voting now via proxy will not limit your right to change your vote or to attend the Annual Meeting.

☐

Proxy for Annual Meeting of Stockholders on July 8, 2020

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David L. Day and Aaron Saltz as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of The Rubicon Project, Inc. held of record by the undersigned at the close of business on May 14, 2020 at the Annual Meeting of Stockholders to be held on Wednesday, July 8, 2020 at 12:00 p.m., Pacific Time, via live webcast, and at any postponement or adjournment thereof and to vote in their discretion upon such other matters as may be properly presented at the meeting.

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

July 8, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/293659257 (password: rubicon2020) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, 2019 Annual Report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18899/

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333030400000000 8	070820

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “1-YEAR” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN
	Lisa L. Troe		☐	☐	☐

	Paul Caine		☐	☐	☐

	Doug Knopper		☐	☐	☐

2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.		☐	☐	☐

3.	To approve, on an advisory basis, of the compensation of the company’s named executive officers.		☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4.	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of named executive officers.	☐	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of directors, “FOR” Proposal 2, “FOR” Proposal 3 and “1-YEAR” for Proposal 4.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.